Exhibit 10.3

SUPER-PRIORITY SENIOR SECURED
DEBTOR-IN-POSSESSION
TERM CREDIT AND GUARANTY AGREEMENT
dated as of May 25, 2023
among
QUALTEK BUYER, LLC (f/k/a BCP QUALTEK BUYER, LLC),
a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as Holdings,
QUALTEK LLC (f/k/a QUALTEK USA, LLC),
a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, as Borrower,

EACH OTHER DEBTOR,
as a Guarantor,
THE LENDERS PARTY HERETO
and
UMB BANK, N.A.,
as Administrative Agent and Collateral Agent

TABLE OF CONTENTS
i

10.27. Interest Rate Limitation	160
10.28. Orders Control	160

v

SCHEDULES:    1.1(a)    Closing Date Material Real Estate Assets
2.1    Commitments
4.2    Equity Interests and Ownership
4.11(b)    Real Estate
4.22    Insurance
6.1    Indebtedness
6.2    Liens
6.3    Negative Pledges
6.5    Restrictions on Subsidiary Distributions
6.6    Investments
6.10    Affiliate Transactions
10.1    Notices
EXHIBITS:    A    DIP ABL Intercreditor Agreement
    B    Assignment Agreement
C    [Reserved]
D    [Reserved]
E    Conversion/Continuation Notice
F    Counterpart Agreement
G    Funding Notice
H    [Reserved]
I    Pledge and Security Agreement
J    [Reserved]
K-1    [Reserved]
K-2    [Reserved]
L-1    Form of US Tax Certificate for Non-US Lenders that are not Partnerships for US Federal Income Tax Purposes
L-2    Form of US Tax Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
L-3    Form of US Tax Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes
L-4    Form of US Tax Certificate for Non-US Lenders that are Partnerships for US Federal Income Tax Purposes
M    Promissory Note
N    [Reserved]
O    Initial Budget

SUPER PRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION TERM CREDIT AND GUARANTY AGREEMENT, dated as of May 25, 2023, among QUALTEK BUYER, LLC (f/k/a BCP QUALTEK BUYER, LLC), a Delaware limited liability company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (“Holdings”), QUALTEK LLC (f/k/a QUALTEK USA, LLC), a Delaware limited liability company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER and each other Debtor (as defined below) party hereto, as Guarantors, the LENDERS party hereto and UMB BANK, N.A. (“UMB”), as Administrative Agent and Collateral Agent.
RECITALS
WHEREAS, on May 24, 2023 (the “Petition Date”), (i) the Borrower, (ii) Holdings and (iii) certain of the Borrower’s subsidiaries and affiliates (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under chapter 11 of the Bankruptcy Code (each case of the Borrower and each other Debtor, a “Case” and collectively, the “Cases”) and continued to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;
WHEREAS, prior to the Petition Date, the Prepetition PTL Lenders (as defined below) provided financing to the Borrower pursuant to that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018 (as amended by that certain Amendment No. 1, dated as of October 4, 2019, as amended by that certain Amendment No. 2, dated as of February 14, 2022, as amended by that certain Amendment No. 3, dated as of March 16, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prepetition Term Loan Credit Agreement”), by and among the Borrower, Holdings, each of the other credit parties party thereto, the lenders party thereto, and the Prepetition Term Loan Agent (as defined below);
WHEREAS, as of the Petition Date, the Prepetition PTL Lenders had Prepetition PTL Loans with principal amount of $65,000,000 outstanding under the Prepetition Term Loan Credit Agreement (the “Prepetition Outstanding PTL Loans”);
WHEREAS, the Borrower has requested that the Lenders provide a superpriority senior secured debtor-in-possession term loan credit facility (the “DIP Facility”) as follows: (i) (x) $25,000,000 in new money term loan commitments in respect of the DIP First Funding Loans to be made in a single draw on the DIP First Funding Date and (y) $25,000,000 in roll-up term loans to be deemed made on the DIP First Funding Date as further set forth herein, (ii) (x) $15,000,000 in new money delayed draw term loan commitments in respect of the DIP Second Funding Loans to be made in a single draw on the DIP Second Funding Date and (y) additional roll-up term loans to be deemed made on the DIP Second Funding Date as further set forth herein, with all of the Borrower’s obligations under the DIP Facility to be guaranteed by each Guarantor, and the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein;
WHEREAS, the relative priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Obligations shall be as set forth in the Interim DIP Order and the Final DIP Order, in each case, upon entry thereof by the Bankruptcy Court and in the Collateral Documents;

WHEREAS, all of the claims and the Liens granted under the DIP Orders and the Credit Documents to the Agent, the Lenders and the other Secured Parties in respect of the DIP Facility shall be subject to the Carve Out; and
WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the extensions of credit to the Borrower under this Agreement.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
1.1. Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:
“ABL DIP Credit Agreement” means that certain Super-Priority Senior Secured Debtor-in-Possession ABL Credit and Guaranty Agreement, dated as of the date hereof, by and among the Borrower, Holdings, the guarantors party thereto, and PNC Bank, National Association, as administrative agent and collateral agent.

“ABL DIP Facility” means the credit facilities made available to the Borrower pursuant to the ABL DIP Credit Agreement.
“ABL DIP Loan Documents” as defined in Section 3.1(f).
“ABL Priority Collateral” as defined in the DIP ABL Intercreditor Agreement.
“Acceptable Confirmation Order” means an order of the Bankruptcy Court, which order shall be a Final Order, confirming an Acceptable Plan of Reorganization, in form and substance satisfactory to the Requisite Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Requisite Lenders in their sole discretion).
“Acceptable Plan of Reorganization” means a Chapter 11 Plan for each of the Cases that, upon the consummation thereof, provides for (a)(i) the termination of all unused Commitments hereunder and the indefeasible payment in full in cash of all of the Obligations under the Credit Documents or the treatment set forth in the Restructuring Support Agreement and (ii) the indefeasible payment in full in cash of the Prepetition Secured Indebtedness or the treatment of the Prepetition Secured Indebtedness set forth in the Restructuring Support Agreement or (b) such other treatment as is consented to by the Administrative Agent and the Requisite Lenders in their sole discretion.
“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.
“Additional Lender” as defined in 2.24 (a).
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that, if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means UMB, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.
“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against or affecting Holdings, the Borrower or any Subsidiary or any property of Holdings, the Borrower or any Subsidiary.
“Affected Lender” as defined in Section 2.18(b).
“Affected Loans” as defined in Section 2.18(b).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified.
“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent and (c) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.
“Agent Fee Letter” means that certain letter agreement, dated as of the date hereof by and between the Borrower and the Agent.
“Aggregate Amounts Due” as defined in Section 2.17.
“Aggregate Payments” as defined in Section 7.2(b).
“Agreement” means this Superpriority Senior Secured Debtor-in-Possession Term Credit and Guaranty Agreement, as amended, supplemented, waived or otherwise modified from time to time.
“Anti-Corruption Laws” as defined in Section 4.23.
“Applicable Rate” means, on any day, with respect to any DIP First Funding Loan or DIP Second Funding Loan, at the option of the Borrower, either (i) 11.00% per annum, in the case of a Base Rate Loan, and (ii) 12.00% per annum, in the case of a Term Benchmark Loan, in each case to be payable partially in cash and partially in PIK Interest as set forth in Section 2.8(e).
“Approved Bankruptcy Court Order” means (a) each of the DIP Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Credit Documents (including the Credit Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any superpriority claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or superpriority claims), (iv) use of Cash Collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Prepetition Secured Indebtedness or (vii) any Chapter 11 Plan, in the case of each of the foregoing clauses (i) through (vii), that (x) is in form and substance reasonably satisfactory to the Administrative Agent (with respect to its own treatment) and the Requisite Lenders, (y) has not been vacated, reversed or stayed and (z)

has not been amended or modified in a manner adverse to the rights of the Administrative Agent or the Lenders except as agreed in writing by the Administrative Agent (solely with respect to its own treatment) and the Requisite Lenders in their sole discretion, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment) and the Requisite Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment) and the Requisite Lenders.
“Approved Budget” has the meaning assigned to such term in Section 5.18(d).
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 10.1(b).
“Approved Professional Fee Budget” shall be the projected amount of estate professional fees to be accrued for each month set forth in the Approved Budget.
“Asset Sale” means any Disposition of assets made in reliance on Section 6.8(b)(x).
“Assignment Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee, in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.
“Assignment Effective Date” as defined in Section 10.6(b).
“Authorized Officer” means, with respect to any Person, any Financial Officer of such Person or any individual holding the position of chief executive officer, president, chief administrative officer, vice president (or the equivalent thereof) or secretary of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.28(d).
“Backstop Lender” means each Lender as of the Closing Date.
“Backstop Fee” has the meaning assigned to such term in Section 2.11(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Cases from time to time.
“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as in effect on the Petition Date, if applicable, together with all amendments and modifications thereto subsequently made applicable to the Cases.
“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Term SOFR that would be applicable to a Term Benchmark Loan with an Interest Period of one month commencing on such day plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR, as the case may be.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.28(a).
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark

(or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.28 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.28.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System.
“Borrower” as defined in the preamble hereto.
“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York or a day on which banking institutions located in such State or in Cincinnati, Ohio are authorized or required by law to remain closed; provided that for purposes of any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Canadian Benefit Plan” means any deferred compensation, bonus, share option or purchase, savings, retirement savings, retirement benefit, profit sharing, medical, health,

hospitalization, insurance or any other benefit, program, agreement or arrangement, funded or unfunded, formal or informal, written or unwritten, that is applicable to any current or former employee, director, officer, shareholder, consultant or independent contractor of the Borrower or any Subsidiary, or any dependent of any of them, except a Canadian Pension Plan or a Statutory Plan.
“Canadian Pension Plan” means a “pension plan” or “plan” within the meaning of the applicable pension benefits legislation in any jurisdiction of Canada, that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of the Borrower or any Subsidiary.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in conformity with GAAP. The amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP, and the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Carve Out” has the meaning assigned to it in the Interim DIP Order or the Final DIP Order, as applicable.
“Cases” has the meaning assigned to such term in the recitals hereto.
“Cash” means money, currency or a credit balance in any demand or deposit account.
“Cash Collateral” shall have the meaning assigned to such term in section 363(a) of the Bankruptcy Code.
“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America, in each case maturing within two years after such date; (b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above; (f) shares of any money market mutual fund that (i) has substantially all its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $5,000,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; (g) in the case of any Foreign Subsidiary, other short-

term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and (h) marketable corporate bonds for which an active trading market exists and price quotations are available, in each case maturing within two years after such date and issued by Persons that are not Affiliates of the Borrower and where such Persons (i) in the case of any such bonds maturing more than 12 months from the date of the acquisition thereof, have a long-term credit rating of at least AA- from S&P or Aa3 from Moody’s or (ii) in the case of any such bonds maturing less than or equal to 12 months from the date of the acquisition thereof, have a long-term credit rating of at least A+ from S&P or A1 from Moody’s, provided that the portfolio of any such bonds included as Cash Equivalents at any time shall have a weighted average maturity of not more than 360 days.
“Cash Flow Forecast” means a 13-week cash flow forecast for the then applicable period, which shall include, among other things, anticipated cash collections and receipts and anticipated disbursements for each calendar week covered thereby.
“Cash Management Orders” shall mean, collectively, the interim and final orders approving that certain Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System, (B) Maintain Existing Bank Accounts, Business Forms, and Books and Records, (II) Authorizing Continued Intercompany Transactions, (III) Granting Administrative Expense Status to Postpetition Intercompany Transactions, and (IV) Granting Related Relief filed on or before the date hereof and entered in the Cases (in each case, together with all extensions, modifications and amendments thereto, and in each case, in form and substance reasonably acceptable to the Administrative Agent and the Requisite Lenders), which, among other matters, authorizes the Debtors to maintain their existing cash management system and bank accounts and to continue to engage in intercompany transactions, which is in form and substance reasonably acceptable to the Administrative Agent and the Requisite Lenders.
“CCAA” means Companies’ Creditors Arrangement Act (Canada).
“CFC” means (a) each Person that is a “controlled foreign person” for purposes of the Internal Revenue Code and (b) each Subsidiary of any such controlled foreign person; provided that NX Utilities ULC, a British Columbia unlimited liability company shall be deemed not to be a CFC.
“CFC Holding Company” means each Domestic Subsidiary that is treated as a partnership or a disregarded entity for United States federal income tax purposes and that has no material assets other than assets that consist (directly or indirectly through disregarded entities or partnerships) of Equity Interests or indebtedness (as determined for United States tax purposes) in one or more CFCs.
“Challenge” has the meaning assigned to such term in the DIP Orders.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), directly or indirectly, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) of more than 50% of the total voting power of the Voting Stock of Pubco; (b) Pubco shall fail to beneficially directly own 100% of the issued and outstanding Equity Interests of Holdings; (c) Holdings shall fail to beneficially directly own 100% of the issued and outstanding Equity Interests of the Borrower or (d) a “Change of Control” (or equivalent term) as defined in the ABL DIP Credit Agreement shall occur.
“Chapter 11 Plan” means the “Plan” as such term is defined in the Restructuring Support Agreement.
“Claiming Guarantor” has the meaning assigned to such term in Section 7.2(b).
“Claims” has the meaning assigned to such term in section 101 of the Bankruptcy Code.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are DIP First Funding Loans or DIP Second Funding Loans, (b) any Commitment, refers to whether such Commitment is a DIP First Funding Commitment or a DIP Second Funding Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.
“Closing Date” means the date on which the conditions set forth in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).
“Collateral” means all Property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any DIP Order or Collateral Document, including DIP Collateral (as defined in the DIP Order).
“Collateral Access Agreement” means an agreement which is executed in favor of Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate any Lien that such Person may ever have with respect to any of the Collateral until the Obligations have been paid in full and this Agreement shall have been terminated and shall authorize the Collateral Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Collateral.
“Collateral Agent” means UMB, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a) the Collateral Agent shall have received from Holdings and each Designated Subsidiary either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;

(b) the Collateral Agent shall have received from Holdings and each Designated Subsidiary either (i) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;
(c) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent (acting solely at the direction of the Requisite Lenders), documents, opinions and certificates with respect to such Designated Subsidiary of the type referred to in paragraphs (b), (i), (m) and (r) of Section 3.1;
(d) all Equity Interests in the Borrower and all Equity Interests held directly by the Borrower or any other Guarantor Subsidiary shall have been pledged pursuant to the Pledge and Security Agreement (provided that the Credit Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests in any CFC or CFC Holding Company or (ii) Equity Interests constituting Excluded Property) and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
(e) (i) [Reserved], (ii) all Indebtedness of any Person (other than Holdings, the Borrower or a Subsidiary) in a principal amount of $2,000,000 or more that is owing to any Credit Party shall be evidenced by a promissory note and (iii) all the promissory notes referred to in clause (ii) above, and all promissory notes evidencing any Indebtedness of the Borrower or any Subsidiary that is owing to any Credit Party, shall, in each case, have been pledged pursuant to the Pledge and Security Agreement, and the Collateral Agent shall have received all such notes, together with undated instruments of transfer with respect thereto endorsed in blank; and
(f) all instruments and documents, including UCC financing statements (and, in the case of Liens granted by NX Utilities ULC, a British Columbia unlimited liability company, financing statements or other filings required by local law), required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded.
The Collateral Agent, acting at the direction of the Requisite Lenders, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions, surveys or other deliverables with respect to particular assets or the provision of any Obligations Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where the Requisite Lenders determine that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary:
(a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the

Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent, acting at the direction of the Requisite Lenders, and the Borrower; and
(b) [Reserved];
(c) no Control Agreements or other control arrangements, or (except with respect to Equity Interests or Indebtedness represented or evidenced by certificates or instruments to the extent required by clauses (d) and (e) of the first paragraph of this definition), other perfection by “control” shall be required with respect to any Collateral (including Letter of Credit Rights, Chattel Paper, Deposit Accounts and intercompany Indebtedness);
(d) no Credit Party shall be required to obtain any landlord waivers, estoppels, Collateral Access Agreements or similar third party agreements;
(e) no actions in any jurisdiction outside of the United States (other than Canada) or that are necessary to comply with the laws of any jurisdiction outside of the United States (other than Canada) shall be required (it being understood that there shall be no security agreements, pledge agreements or share charge (or mortgage) agreements governed under the laws of any jurisdiction outside of the United States); provided that this clause (e) shall not apply with respect to Liens granted upon the assets of, or Equity Interests in, any Discretionary Guarantor; and
(f) no Credit Party shall be required to deliver to the Collateral Agent any certificates or instruments representing or evidencing, or any stock powers or other instruments of transfer in respect of, Equity Interests in any partnership, joint venture or Subsidiary that is not a Material Subsidiary or a wholly-owned Subsidiary.
“Collateral Documents” means the Pledge and Security Agreement and all other instruments, documents, agreements and deeds of hypothec delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.
“Commitment” means a DIP First Funding Commitment or a DIP Second Funding Commitment. The aggregate amount of the Lenders’ Commitments on the Closing Date is $40,000,000.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.18(c) and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion (and in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the

Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.
“Contributing Guarantor” has the meaning assigned to such term in Section 7.2(b).
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ownership of Securities, by contract, or otherwise. The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F.
“Credit Date” means the date of any Credit Extension, including the Closing Date.
“Credit Document” means each of this Agreement, the DIP Orders, the Collateral Documents, all Approved Budgets, all Variance Reports and any other collateral documentation, certificates, documents or notices that shall be executed and delivered by the Credit Parties in connection with this Agreement, together with any amendment, supplement, waiver or other modification of any of the foregoing.
“Credit Extension” means the making of a Loan.
“Credit Parties” means Holdings, the Borrower and the Guarantor Subsidiaries.
“Debtor” or “Debtors” has the meaning assigned to such term in the recitals hereto.
“Debtor Relief Laws” means the Bankruptcy Code, the BIA, the CCAA, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America, Canada or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed (i) to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, the Collateral Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) the Administrative Agent has received notification that such Lender, or a direct or indirect parent company of such Lender, (i) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Subsidiary” means the Borrower and each Subsidiary other than (a)  any Subsidiary that is not a Domestic Subsidiary, (b) any Subsidiary that is a Subsidiary of a CFC or a CFC Holding Company, (c) any Subsidiary that is a CFC Holding Company, (d) any Subsidiary that is prohibited or restricted by applicable law or, in the case of any Person that becomes a Subsidiary after the Closing Date, any contract or agreement in effect at the time such Person becomes a Subsidiary (and not entered into in contemplation of or in connection with such Person becoming a Subsidiary) from providing an Obligations Guarantee (including any such prohibition or restriction arising from any requirement to obtain the consent, license, approval or authorization of any Governmental Authority or any third party under such contract or other agreement), (e) any Subsidiary where the provision of an Obligations Guarantee by such Subsidiary would result in material adverse tax consequences to Holdings, the Borrower and their Subsidiaries (or any consolidated, combined or unitary group of which any of them is a member), as reasonably determined by the Borrower in consultation with the Administrative Agent, and (f) any other Subsidiary, if and for so long as the Administrative Agent and the Borrower reasonably agree that the cost of providing an Obligations Guarantee (taking into account any adverse tax consequences to Holdings, the Borrower and the Subsidiaries (or any

consolidated, combined or unitary group of which any of them is a member)) shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that no Subsidiary shall be excluded pursuant to any of the foregoing clauses of this definition if such Subsidiary shall be an obligor (including pursuant to a Guarantee) under the ABL DIP Credit Agreement.
“DIP ABL Intercreditor Agreement” means an agreement substantially in the form of Exhibit A.
“DIP Facility” has the meaning assigned to such term in the recitals hereto.
“DIP First Funding Borrowing” means a Borrowing comprised of New Money DIP First Funding Loans.
“DIP First Funding Commitments” means with respect to each Lender, the commitment of such Lender to make the New Money DIP First Funding Loans on the Closing Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 hereto, as such commitment may be (a) terminated pursuant to Section 8 or the DIP Order, (b) terminated or reduced pursuant to Section 2.1(a)(i), (c) reallocated pursuant to Section 2.24 or (d) modified from time to time to reflect any assignments permitted by Section 10.6. The aggregate amount of the DIP First Funding Commitments on the Closing Date (immediately prior to the incurrence of the New Money DIP First Funding Loans on such date) is $25,000,000 in respect of the New Money DIP First Funding Loans.
“DIP First Funding Loan Exposure” means, with respect to any Lender at any time, (a) prior to the making of the New Money DIP First Funding Loans hereunder, the DIP First Funding Commitment of such Lender at such time, (b) after the making of the DIP First Funding Loans hereunder, the aggregate amount of the New Money DIP First Funding Loans and Initial Roll Up Loans of such Lender outstanding at such time.
“DIP First Funding Loans” means any Loan made pursuant to Section 2.1(a)(i).
“DIP Order” means the Interim DIP Order and/or the Final DIP Order, as applicable.
“DIP Second Funding Borrowing” means a Borrowing comprised of New Money DIP Second Funding Loans.
“DIP Second Funding Commitments” means with respect to each Lender, the commitment of such Lender to make the New Money DIP Second Funding Loans on the DIP Second Funding Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 hereto, as such commitment may be (a) terminated pursuant to Section 8 or the DIP Order, (b) terminated or reduced pursuant to Section 2.1(a)(ii), (c) reallocated pursuant to Section 2.24 or (d) modified from time to time to reflect any assignments permitted by Section 10.6. The aggregate amount of the DIP Second Funding Commitments on the Closing Date (immediately prior to the incurrence of the New Money DIP Second Funding Loans on such date) is $15,000,000 in respect of the New Money DIP Second Funding Loans.
“DIP Second Funding Date” means the date on which the conditions set forth in Section 3.2 are satisfied (or waived in accordance with Section 10.5).
“DIP Second Funding Loan Exposure” means, with respect to any Lender at any time, (a) prior to the making of the New Money DIP Second Funding Loans hereunder, the DIP Second Funding Commitment of such Lender at such time and (b) after the making of the

DIP Second Funding Loans hereunder, the aggregate principal amount of the New Money DIP Second Funding Loans and Final Roll-Up Loans of such Lender outstanding at such time.
“DIP Second Funding Loans” means any Loan made pursuant to Section 2.1(a)(ii).
“DIP Secured Party Advisors” means (a) with respect to the Administrative Agent, Faegre Drinker as primary counsel and Texas counsel to be designated by the Administrative Agent, and (b) with respect to the Lenders, Paul, Weiss, as primary counsel, Houlihan Lokey, Inc. and Accordion Partners, LLC, as financial advisors, and Porter Hedges LLP, as Texas counsel.
“DIP Superpriority Claims” has the meaning specified in the Interim DIP Order or the Final DIP Order, as applicable.
“Disclosure Statement and Solicitation Motion” means the motion seeking, among other things, entry of an order (i) approving the procedures for soliciting, receiving, and tabulating votes on the Chapter 11 Plan and for filing objections to the Chapter 11 Plan, (ii) approving the Solicitation Materials (as defined in the Restructuring Support Agreement), and (iii) scheduling the hearing to consider final approval of the Disclosure Statement (as defined in the Restructuring Support Agreement) and confirmation of the Chapter 11 Plan.
“Disclosure Statement Order” has the meaning specified in the Restructuring Support Agreement.
“Disposition” means any sale, transfer, lease or other disposition (including any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. “Dispose” has the meaning correlative thereto.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations; provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Election Deadline” as defined in 2.24(a).
“Election Notice” as defined in 2.24(a).
“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof), (b) any Eligible Reallocation Lender and (c) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that none of (i) any natural person or any investment vehicle established primarily for the benefit of a natural person, (ii) any Credit Party or any Affiliate of any Credit Party or (iii) any Defaulting Lender.
“Eligible Reallocation Lender” as defined in 2.24(a).
“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any Subsidiary.
“Environmental Claim” means any investigation, written notice or demand, claim, action, suit, proceeding, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or by or on behalf of any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any presence or Release of any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to the health and safety of any Person or to natural resources or the environment.
“Environmental Laws” means all laws (including common law), statutes, ordinances, orders, rules, regulations, codes, decrees, directives, judgments, Governmental Authorizations or any other requirements of, or binding agreements with, Governmental Authorities relating to (a) pollution or protection of the environment and natural resources, (b) the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, Hazardous Materials or (c) occupational safety and health or industrial hygiene, each with respect to the protection of human health from exposure to Hazardous Materials, in any manner applicable to the Borrower or any Subsidiary or to any Facility.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) for purposes of provisions relating to Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for notice to the PBGC is waived), (b) the failure of the Borrower, any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan, (c) the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) to make any required contribution to a Multiemployer Plan (unless any such failure is corrected by the final due date for the plan year for which such failure occurred), (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a written notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any Subsidiary pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any condition or event that could reasonably be expected to be constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the withdrawal of the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, (h) the receipt by the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) of notice from any Multiemployer Plan that such Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA, or that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (i) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on the Borrower or any Subsidiary of fines, penalties, taxes or related charges under Section 409, Section 502(i) or 502(l) of ERISA in respect of any Employee Benefit Plan, (j) a written determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, or (k) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA with respect to any Pension Plan.
“Erroneous Payment” has the meaning assigned to it in Section 9.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.12(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.12(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.12(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any condition or event set forth in Section 8.1.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Property” as defined in the definition of the term “Collateral and Guarantee Requirement”.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed (or that would be imposed) on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Secured Facilities” means collectively, the Prepetition ABL Credit Facility and the Prepetition Term Loan Facilities.
“Exit Fee” has the meaning assigned to such term in Section 2.11(b).
“Extraordinary Receipts” means an amount equal to (a) any cash payments or proceeds (including permitted Investments) received (directly or indirectly) by or on behalf of the Holdings or any of its Subsidiaries not in the ordinary course of business (and other than consisting of Net Proceeds from a Disposition or any Recovery Event or in connection with any issuance or sale of debt securities or instruments or the incurrence of Indebtedness) in respect of (i) foreign, U.S. federal, state or local tax refunds (excluding for the avoidance of doubt, tariff refunds and value added tax refunds to the extent reflected in the Budget), (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than receipts from settlements with customers), (iv) indemnity payments (other than to the extent such indemnity payments are (A) immediately payable to a Person that is not an Affiliate of Holdings or any of its Subsidiaries or (B) received by Holdings or its Subsidiaries as reimbursement for any payment previously made to such Person) and (v) any purchase price adjustment received in connection with any purchase agreement to the extent not constituting Net Proceeds, minus (b) any selling and settlement costs and out-of-pocket expenses (including reasonable broker’s fees or commissions and legal fees) and any taxes paid or reasonably estimated to be payable by Holdings or any of its Subsidiaries (after taking into account any tax credits or deductions actually realized by the Borrower or any of its Subsidiaries with respect to the transactions described in clause (a) of this definition) in connection with the transactions described in clause (a) of this definition.
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Subsidiary or any of their respective predecessors or Affiliates.
“Faegre Drinker” means Faegre Drinker Biddle & Reath LLP.
“Fair Share” has the meaning assigned to such term in Section 7.2(b).
“Fair Share Contribution Amount” has the meaning assigned to such term in Section 7.2(b).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Final DIP Order” means a Final Order of the Bankruptcy Court in substantially the form of the Interim DIP Order, with only such modifications thereto as are reasonably necessary to convert the Interim DIP Order to a Final Order and such other modification as are reasonably satisfactory in form and substance to the Administrative Agent and the Requisite Lenders.
“Final Order” means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that (i) is in full force and effect, (ii) is not stayed, and (iii) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, however, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.
“Financial Officer” means, with respect to any Person, any individual holding the position of chief financial officer, treasurer, controller or director of accounting of such Person or any officer with substantially equivalent responsibilities of any of the foregoing; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Financial Officer Certification” means, with respect to any consolidated financial statements of the Borrower, a certificate of a Financial Officer stating that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments.
“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Cases.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31 of each calendar year.
“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency.
“Flood Hazard Property” means any Real Estate Asset subject to a Lien pursuant to the DIP Orders in favor of the Collateral Agent, for the benefit of the Secured Parties, the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood hazards.
“Flood Program” means the National Flood Insurance Program created by the US Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.
“Floor” means a rate of interest equal to 1.00%.
“Foreign Lender” means a Lender that is not a US Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funding Notice” means a notice substantially in the form of Exhibit G.
“GAAP” means, at any time, subject to Section 1.2, United States generally accepted accounting principles as in effect at such time, applied in accordance with the consistency requirements thereof.
“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means any federal, state, provincial, territorial, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.
“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.
“Granting Lender” has the meaning assigned to such term in Section 10.6(j).
“Grantor” has the meaning assigned to such term in the Pledge and Security Agreement.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) reasonable indemnity obligations entered into in connection with any Acquisition or any Disposition permitted hereunder (other than any such obligations with respect to Indebtedness). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness guaranteed thereby (or, in the case of (A) any Guarantee the terms of which limit the monetary exposure of the guarantor or (B) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (A), pursuant to such terms or, in the case of clause (B), reasonably and in good faith by an Authorized Officer of the Borrower)).
“Guarantor Subsidiary” means each Subsidiary that is a party hereto as a “Guarantor Subsidiary” and a party to the Pledge and Security Agreement as a “Grantor” thereunder (it being understood, for the avoidance of doubt, that (i) no Subsidiary that is excluded from being a Designated Subsidiary shall be required to be a Guarantor Subsidiary and (ii) each Debtor that is a Subsidiary shall be a Guarantor Subsidiary).
“Guarantors” means Holdings, each Guarantor Subsidiary and each other Debtor, which, for the avoidance of doubt, shall include QualTek Services Inc.; provided that, for purposes of Section 7, the term “Guarantors” shall also include the Borrower.
“Hazardous Materials” means any chemical, material, waste or substance that is prohibited, limited or regulated by or pursuant to any Environmental Law, and any petroleum products, distillates or byproducts and all other hydrocarbons, radon, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, and heavy metals.
“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, or presence of, any Hazardous Materials, and any treatment, abatement, removal, remediation, corrective action or response action with respect to any of the foregoing.
“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock, stock option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Hedge Agreement.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Identified Disqualified Institutions” as defined in the definition of the term “Disqualified Institution”.
“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of such Person or any of its Subsidiaries and (iii) any purchase price adjustment or earn-out obligation incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earn-out obligation is, or becomes, a liability on the balance sheet of such Person in accordance with GAAP and such amount is not paid by or on behalf of such Person within 30 days after becoming due and payable), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount (determined after giving effect to any prior drawings or reductions that have been reimbursed) of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by any Lien on any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, valued, as of any date of determination, at the lesser of (i) the principal amount of such Indebtedness and (ii) the fair market value of such property (as determined in good faith by such Person), (i) all Guarantees by such Person of Indebtedness of others and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person (A) shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, (B) shall exclude (x) trade related letters of credit issued in the ordinary course of business and Guarantees incurred in the ordinary course of business in respect of obligations of or to (other than obligations for borrowed money) suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners, (y) prepaid or deferred revenue arising in the ordinary course of business and (z) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset and (C) in the case of Holdings, Borrower and the other Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.
“Indemnified Liabilities” means any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, out-of-pocket costs (including the costs of any investigation, study, sampling, or testing of any Hazardous Materials and any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees, expenses and other charges of counsel and consultants for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto (but limited, in the case of any one such proceeding or hearing, to the reasonable and documented out-of-pocket fees, expenses and other charges of one firm of primary counsel and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all the Indemnitees taken as a whole (and, if any Indemnitee shall have advised the Borrower that there is an actual or reasonably perceived conflict of interest, one additional firm of primary counsel and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each group of affected Indemnitees that are similarly situated taken as a whole), and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this

Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment letter, engagement letter, fee letter or other letter or agreement delivered by any Agent or any Lender to the Borrower, or any Affiliate thereof, in connection with the arrangement of the credit facilities provided for herein or in connection with the transactions contemplated by this Agreement or (c) any Environmental Claim or any Hazardous Materials Activity directly or indirectly relating to or arising from any past or present activity, operation, land ownership, or practice of the Borrower or any Subsidiary; provided that none of the foregoing shall include any Taxes, other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses or disbursements relating to or arising from any non-Tax action, judgment, suit or claim.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 10.3.
“Initial Budget” means a cash flow forecast of receipts and disbursements containing usual and customary line items and reporting requirements for debtor in possession financings of this type, weekly outstanding principal balance of the Loans, projected liquidity of the Debtors, and projected intercompany loans or cash advances or transfers from Debtors to non-Debtor subsidiaries for the period from the Closing Date through the end of such 13-week period, in form and substance reasonably acceptable to the Requisite Lenders in their sole discretion, a copy of which is attached as Exhibit O.
“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking of, all or any part of any assets of the Borrower or any Subsidiary.
“Intellectual Property” has the meaning assigned to such term in the Pledge and Security Agreement.
“Intellectual Property Grant of Security Interest” has the meaning assigned to such term in the Pledge and Security Agreement.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of March, June, September and December of each year and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan with an Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period, (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Term Benchmark Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class, and (d) solely with respect to the DIP First Funding Borrowing on the Closing Date, the “Interest Period” shall be the period commencing on the Closing Date and ending on June 30, 2023; provided further that no tenor that has been removed from this definition pursuant to Section 2.28(d) shall be available for specification in the applicable Funding Notice or Conversion/Continuation Notice. For purposes hereof, the date of a Term Benchmark Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Interim DIP Order” means an interim order of the Bankruptcy Court (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the reasonable consent of (solely with respect to its own treatment) the Administrative Agent and the Requisite Lenders), with changes to such form as are reasonably satisfactory to the Administrative Agent (solely with respect to its own treatment), and the Requisite Lenders, in their sole discretion, approving the Credit Documents and related matters.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in conformity with GAAP) to, Guarantees of any Indebtedness of (including any such Guarantees arising as a result of the specified Person being a co-maker of any note or other instrument or a joint and several co-applicant with respect to any letter of credit or letter of guaranty), or any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by an Authorized Officer of the Borrower) to, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the aggregate principal amount thereof made on or prior to such date of determination, minus the amount, as of such date of determination, of any Returns with respect thereto, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any Person shall be the fair value (as determined reasonably and in good faith by an Authorized Officer of the Borrower) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by an Authorized Officer of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer.
“IRS” means the United States Internal Revenue Service.
“Junior Indebtedness” means any Indebtedness that is unsecured or junior in lien priority or right of payment to the Loans or to any Existing Secured Facility.
“Latest DIP First Funding Date” has the meaning set forth in Section 2.1(a)(i).
“Leasehold Property” means, as of any time of determination, any leasehold interest then owned by any Credit Party in any leased real property.
“Lender” means each Person listed on the signature pages hereto as a Lender and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to the Reallocation or an Assignment Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.
“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Lien Priorities Chart” has the meaning assigned to it in the Interim DIP Order or the Final DIP Order, as applicable.
“Loan” means a DIP First Funding Loan, a DIP Second Funding Loan, an Initial Roll Up Loan or a Final Roll Up Loan.
“Long-Term Indebtedness” means any funded Indebtedness for borrowed money that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
“Margin Stock” as defined in Regulation U.
“Material Adverse Effect” means a material adverse effect on (i) the business, results of operations, assets, liabilities (actual or contingent) or financial condition of Holdings, the Borrower and the Subsidiaries taken as a whole, (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform any of their payment obligations under the Credit Documents or (iii) the rights and remedies available to, or conferred upon, the Administrative Agent and the Collateral Agent under the Credit Documents; provided that Material Adverse Effect shall expressly exclude the effect of the filing of the Cases, the events and conditions resulting from or leading up thereto and any action required to be taken under the Credit Documents or the DIP Orders.
“Material Indebtedness” means (a) any Existing Secured Facility and the ABL DIP Facility and (b) any other Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of $5,000,000 or more. In the case of any Material Indebtedness that is a Guarantee of any other Indebtedness, each reference to “Material Indebtedness” shall be deemed to include a reference to such

Guaranteed Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
“Material Real Estate Asset” means (a) each Real Estate Asset set forth on Schedule 1.1(a) and (b) each Real Estate Asset located in the United States acquired by any Credit Party after the Closing Date (or owned by any Person that becomes a Credit Party after the Closing Date located in the United States) that, together with the improvements thereon and all contiguous and all related parcels and the improvements thereon, has a book or fair value of $1,000,000 or more (as determined reasonably and in good faith by an Authorized Officer of the Borrower), in each case, as of the time of acquisition of such Real Estate Asset by such Credit Party or as of the time such Person becomes a Credit Party, as applicable.
“Maturity Date” means the earliest (a) the date that is 90 days after the Petition Date (or if such day shall not be a business day, the next succeeding business day) (the “Scheduled Termination Date”); (b) 30 days after the Petition Date if the Final DIP Order has not been entered prior to the expiration of such 30-day period, (c) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; (d) the acceleration of the loans and the termination of the Commitments in accordance with Section 8 or the applicable DIP Order; (e) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; (f) the termination of the Restructuring Support Agreement; (g) an order with respect to the Case is entered by the Bankruptcy Court converting such Case to a case or proceeding under chapter 7 of the Bankruptcy Code; and (h) an order is entered by the Bankruptcy Court dismissing the Case.
“Milestones” has the meaning assigned to such term in Section 5.20.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.
“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) makes or is or within the preceding five years, has been obligated to make contributions.
“Narrative Report” means, with respect to any financial statements for which such report is required, a customary management discussion and analysis report describing the results of operations of Holdings, the Borrower and the Subsidiaries for the applicable Fiscal Year or Fiscal Quarter (and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter).
“Net Proceeds” means, with respect to any event, (a) the Cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any Insurance/Condemnation Event, insurance, condemnation and similar proceeds) received in respect of such event, including any Cash received in respect of any non-Cash proceeds, but only as and when received, net of (b) the sum, without duplication, of customary fees, expenses and taxes as provided for in the relevant sale order, in each case subject to the DIP Orders.

“New Equity Interests” means the new common stock or membership units, as the case may be, of Reorganized QualTek issued on the Plan Effective Date.
“New Money DIP First Funding Loans” has the meaning assigned to such term in Section 2.1(a)(i).
“New Money DIP Second Funding Loans” has the meaning assigned to such term in Section 2.1(a)(ii).
“Non-Debtor” means any Subsidiary of Holdings that is not a Debtor.
“Note” means a promissory note issued to any Lender pursuant to Section 2.7(c) in the form of Exhibit M or any other form approved by the Administrative Agent and the Borrower.
“Obligations” means all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including default interest accruing pursuant to Section 2.10 and interest (including such default interest) that would continue to accrue pursuant to Credit Documents on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to any Credit Party, whether or not such interest is allowed or allowable against such Credit Party in any such proceeding), fees (including prepayment fees), reimbursement of expenses, indemnification or otherwise, and obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.
“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.
“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and in the case of any Foreign Subsidiary, any analogous organizational documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Participant Register” has the meaning assigned to such term in Section 10.6(g).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).
“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.
“Payment Recipient” has the meaning assigned to it in Section 9.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any Employee Benefit Plan, that is or within the preceding five years, has been, sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole), other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or is covered by Title IV of ERISA.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries; provided that such Acquisition shall have been approved by the Requisite Lenders in their sole discretion.
“Permitted Disbursements Variance” has the meaning assigned to such term in Section 6.21.
“Permitted Lien” means any Lien permitted by Section 6.2.
“Permitted Payments to Holdings” means operating and other overhead expenses that are (a) set forth explicitly in the Approved Budget, (b) expressly permitted pursuant to the DIP Orders and (c) otherwise approved by the First Day Orders.
“Permitted Professionals Variance” has the meaning assigned to such term in Section 6.21.
“Permitted Revolving Indebtedness” means Indebtedness under the Prepetition ABL Credit Agreement and the ABL DIP Credit Agreement.
“Permitted Revolving Indebtedness Documents” means the Prepetition ABL Credit Agreement, the ABL DIP Credit Agreement and any other credit agreement or other agreement or instrument evidencing or governing the rights of the holders of any Permitted Revolving Indebtedness.
“Permitted Variance” means, collectively, the Permitted Disbursements Variance and the Permitted Professionals Variance.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Petition Date” has the meaning assigned to such term in the recitals hereto.
“Plan Effective Date” means the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of one or more Chapter 11 Plans confirmed pursuant to an order entered by the Bankruptcy Court and all conditions precedent to the occurrence of the Plan Effective Date set forth in the applicable Chapter 11 Plan have been satisfied or waived in accordance with the applicable Chapter 11 Plan.
“Platform” means IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.
“Pledge and Security Agreement” means the DIP Term Pledge and Security Agreement, dated as of the Closing Date, by and among the Credit Parties and the Collateral Agent, substantially in the form of Exhibit I.
“PNC Bank” means PNC Bank, National Association.
“Post-Petition” means the time period commencing immediately upon the filing of the Cases.
“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, Liens, hypothecs on personal property, together with any regulations thereunder, in each case as in effect from time to time.
“Prepetition” means the time period ending immediately prior to the filing of the Cases.
“Prepetition ABL Agent” means PNC Bank, as the administrative agent for the lenders under the Prepetition ABL Credit Agreement and the other definitive documentation for the Prepetition ABL Credit Agreement, together with any of its successors and permitted assigns in such capacity, in accordance with the terms of the Prepetition ABL Credit Agreement.
“Prepetition ABL Credit Agreement” means the ABL Credit and Guaranty Agreement, dated as of July 18, 2018, as amended by the First Amendment to ABL Credit and Guaranty Agreement dated as of October 12, 2018, as amended by the Second Amendment to ABL Credit and Guaranty Agreement, dated as of October 4, 2019, as amended by the Third Amendment to ABL Credit and Guaranty Agreement, dated as of September 8, 2020, as amended by the Fourth Amendment to ABL Credit and Guaranty Agreement, dated as of October 27, 2021, as amended by the Fifth Amendment to ABL Credit and Guaranty Agreement, dated as of January 28, 2022 and as amended by the Sixth Amendment to ABL Credit and Guaranty Agreement, dated as of February 14, 2022, as amended by the Seventh Amendment to ABL Credit and Guaranty Agreement, dated as of May 13, 2022, as amended by the Eighth Amendment to ABL Credit and Guaranty Agreement, dated as of September 19, 2022, as amended by the Ninth Amendment and Waiver to ABL Credit and Guaranty Agreement, dated as of November 11, 2022, as amended by the Tenth Amendment and Waiver to ABL Credit and Guaranty Agreement, dated as of December 23, 2022, as amended by the Eleventh Amendment to ABL Credit and Guaranty Agreement, dated as of March 16, 2023, as amended by the Twelfth Amendment to ABL Credit and Guaranty Agreement, dated as of April 24, 2023 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, by and among Holdings, the Borrower, the Guarantor Subsidiaries, the lenders party thereto, and the Prepetition ABL Agent.

“Prepetition ABL Credit Facility” means the credit facilities made available to the Borrower pursuant to the Prepetition ABL Credit Agreement.
“Prepetition Administrative Agent” means the “Administrative Agent” under and as defined in the Prepetition Term Loan Credit Agreement in effect on the date hereof.
“Prepetition Indebtedness” means, collectively, the indebtedness in respect of the Prepetition Pubco Convertible Notes, the Prepetition ABL Credit Agreement, the Prepetition Term Loan Credit Agreement, and any other Indebtedness (whether secured or unsecured) of each Debtor.
“Prepetition Outstanding PTL Loans” has the meaning assigned to such term in the recitals hereto.
“Prepetition Payment” means any payment, prepayment or repayment made on account of, or with respect to, any Prepetition Indebtedness that is expressly permitted pursuant to the DIP Orders.
“Prepetition PTL Lenders” means the “Amendment No. 3 Term Lenders” under and as defined in the Prepetition Term Loan Credit Agreement.
“Prepetition PTL Loans” means the “Amendment No. 3 Term Loans” under and as defined in the Prepetition Term Loan Credit Agreement.
“Prepetition PTL Roll-Up” has the meaning assigned to such term in Section 2.1(a)(i).
“Prepetition Pubco Convertible Notes” means the Senior Unsecured Convertible Notes due 2027 issued pursuant to an indenture, dated as of February 14, 2022, by and among Pubco, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time.
“Prepetition Rollover Term Loan” means the “Amendment No. 3 Rollover Loans” under and as defined in the Prepetition Term Loan Credit Agreement.
“Prepetition Secured Indebtedness” means, collectively, the indebtedness in respect of the Prepetition ABL Credit Agreement and the Prepetition Term Loan Credit Agreement.
“Prepetition Secured Parties” means the “Secured Parties” under and as defined in the Prepetition Term Loan Credit Agreement.
“Prepetition Term Loans” means the “Loans” under and as defined in the Prepetition Term Loan Credit Agreement.
“Prepetition Term Loan Agent” means UMB, as the administrative agent for the lenders under the Prepetition Term Loan Credit Agreement and the other Prepetition Term Loan Credit Documents, together with any of its successors and permitted assigns in such capacity, in accordance with the terms of the Prepetition Term Loan Credit Agreement.
“Prepetition Term Loan Credit Agreement” as defined in the recitals hereto.

“Prepetition Term Loan Credit Documents” means the Prepetition Term Loan Credit Agreement, together with the other definitive documentation for the Prepetition Term Loan Credit Agreement, including the related security and ancillary documents.
“Prepetition Term Loan Facilities” means the credit facilities provided under the Prepetition Term Loan Credit Agreement.
“Prepetition Term Loan Lenders” means the “Lenders” under and as defined in the Prepetition Term Loan Credit Agreement.
“Prepetition Tranche B Term Loan” means the “Tranche B Term Loans” under and as defined in the Prepetition Term Loan Credit Agreement.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent, from time to time, as its ”prime rate,” as in effect on such day, with any change in the Prime Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate).
“Private Lenders” means Lenders that wish to receive Private-Side Information.
“Private-Side Information” means any information with respect to the Borrower and the Subsidiaries that is not Public-Side Information.
“Pro Rata Share” means, with respect to any Lender, at any time, (a) when used in reference to payments, computations and other matters relating to the DIP First Funding Loans or DIP First Funding Borrowings, the percentage obtained by dividing (i) the DIP First Funding Loan Exposure of such Lender at such time by (ii) the aggregate DIP First Funding Loan Exposure of all the Lenders at such time, (b) when used in reference to payments, computations and other matters relating to the DIP Second Funding Loans or DIP Second Funding Borrowings, the percentage obtained by dividing (i) the DIP Second Funding Loan Exposure of such Lender at such time by (ii) the aggregate DIP Second Funding Loan Exposure of all the Lenders at such time, and (c) when used for any other purpose (including under Section 9.6), the percentage obtained by dividing (i) an amount equal to the sum of the DIP First Funding Loan Exposure and the DIP Second Funding Loan Exposure of such Lender at such time by (ii) an amount equal to the sum of the aggregate DIP First Funding Loan Exposure and the aggregate DIP Second Funding Loan Exposure of all the Lenders at such time.
“Projections” means the financial projections of the Borrower and the Subsidiaries, including financial estimates, forecasts and other forward-looking information, provided in connection with the transactions contemplated hereby to the Lenders who elected to receive such projections.
“Property” means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.
“PTE” means a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.
“Pubco” means QualTek Services Inc.
“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means any information that (a) is publicly available (or could be derived from publicly available information), (b) does not constitute material information concerning Holdings or the Subsidiaries or any of their securities for purposes of the United States Federal and state securities laws or (c) so long as neither Holdings nor the Borrower shall have any Traded Securities, or shall otherwise be subject to the reporting obligations under the Exchange Act, is information of the type that would be publicly disclosed in connection with an issuance of Traded Securities by Holdings or the Borrower pursuant to an offering of Traded Securities.
“Real Estate Asset” means any interest owned by any Credit Party in fee in any real property.
“Reallocation Date” has the meaning assigned to such term in Section 2.24(b).
“Recipient” means the Administrative Agent, the Collateral Agent and any Lender.
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the Borrower or any Subsidiary, that constitutes Collateral (other than Collateral subject to a Lien senior in priority to the Obligations pursuant to the DIP Orders).
“Register” has the meaning assigned to such term in Section 2.7(b).
“Regulation D” means Regulation D of the Board of Governors.
“Regulation T” means Regulation T of the Board of Governors.
“Regulation U” means Regulation U of the Board of Governors.
“Regulation X” means Regulation X of the Board of Governors.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment, including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reorganized QualTek” means QualTek Services Inc. or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date.

“Requisite Lenders” means, at any time, Lenders having or holding DIP First Funding Loan Exposure and DIP Second Funding Loan Exposure representing more than 50% of the sum of the DIP First Funding Loan Exposure and DIP Second Funding Loan Exposure of all the Lenders at such time. For purposes of this definition, the amount of DIP First Funding Loan Exposure and DIP Second Funding Loan Exposure shall be determined by excluding DIP First Funding Loan Exposure and DIP Second Loan Exposure of any Defaulting Lender.
“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect (whether in Cash, Securities or other property), with respect to any Equity Interests in the Borrower or any Subsidiary, (b) any payment or distribution, direct or indirect (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Subsidiary, and (c) any payment or other distribution, direct or indirect (whether in Cash, Securities or other property) of or in respect of principal of or interest or premium on any Junior Indebtedness, or any payment or other distribution (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancelation or termination of any Junior Indebtedness; provided that payments under the foregoing clauses (a) through (c) shall only be made as expressly permitted by the DIP Orders and consistent with the Approved Budget, and in amounts not in excess of the amounts set forth for such payments in the Approved Budget.
“Restructuring Support Agreement” means the Restructuring Support Agreement, dated as of May 24, 2023, by and among the Debtors and the other parties party thereto.
“Returns” means (a) with respect to any Investment in the form of a loan or advance, the repayment to the investor in Cash or Cash Equivalents of principal thereof and (b) with respect to any Acquisition or other Investment, any return of capital (including dividends, distributions and similar payments and profits on sale to a Person other than the Borrower or a Subsidiary) received by the investor in Cash or Cash Equivalents in respect of such Acquisition or other Investment.
“S&P” means Standard & Poor’s Financial Services, a division of McGraw-Hill Financial, Inc., or any successor to its rating agency business.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Subsidiary whereby the Borrower or such Subsidiary Disposes of such property to any Person and the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property Disposed of, from such Person or its Affiliates.
“Sanctions” has the meaning assigned to such term in Section 4.23.
“Sanctions Laws” has the meaning assigned to such term in Section 4.23.
        “SEC” means the United States Securities and Exchange Commission.
“Secured Parties” has the meaning assigned to such term in the Pledge and Security Agreement.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the United States Securities Act of 1933.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solicitation Scheduling Order” means the order approving the Disclosure Statement and Solicitation Motion.
“SPC” has the meaning assigned to such term in Section 10.6(j).
“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in conformity with GAAP as of such date and (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.
“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” means when used in connection with any Loan, whether such Loan bears interest at a rate determined by reference to Adjusted Term SOFR; notwithstanding the foregoing, Term Benchmark shall in no event be less than Floor with respect to the Loans.
“Term Benchmark Borrowing” shall mean a Borrowing comprised of Term Benchmark Loans.
“Term Benchmark Loan” means a Loan that bears interest at a rate based upon the applicable Term Benchmark.
“Term Priority Collateral” has the meaning assigned to such term in the DIP ABL Intercreditor Agreement.
“Term SOFR” means,

(a)    for any calculation with respect to a Term Benchmark Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) US Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding US Government Securities Business Day is not more than three (3) US Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) US Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding US Government Securities Business Day is not more than three (3) US Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Traded Securities” means any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.
“Transactions” means (i) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans and the use of the proceeds thereof and the payment of fees and expenses in connection with the foregoing and (ii) the other “Transactions” contemplated to occur under the Restructuring Support Agreement on or prior to the Closing Date.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR or the Base Rate.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UMB” as defined in the preamble hereto.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“US Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.20(f)(ii)(B)(3).
“Variance Report” means a weekly variance report prepared by an Authorized Officer of the Borrower, comparing for each applicable Variance Testing Period the aggregate actual operating disbursement and professional fees against the Approved Budget, in form and detail reasonably satisfactory to the Requisite Lenders.
“Variance Testing Period” (i) initially, the period commencing Sunday, May 21, 2023 and ending Saturday, May 27, 2023, (ii) then, the period commencing Sunday, May 21, 2023 and ending Saturday, June 3, 2023, (iii) then, the period commencing Sunday, May 21, 2023 and ending Saturday, June 10, 2023 and (iv) thereafter, each rolling four-week period initially commencing Sunday, May 21, 2023 and ending on the fourth Saturday thereafter.
“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect from time to time; provided that (a) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the

Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of FASB ASU No. 2016-02, Leases (Topic 842) to the extent such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015. Where reference is made to “the Borrower and the Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Subsidiaries.
1.3. Interpretation, Etc.
(a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
(b) Unless the context otherwise requires, any reference to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.4. Currency Translation; Calculations of Amounts.
(a) For purposes of any determination under Sections 6 and 8, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that (i) for purposes of any determination under Sections 6.1, 6.4, 6.6 and 6.8, the amount of each applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined reasonably and in good faith by the Borrower, and (ii) for purposes of any financial test and the related definitions, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates then most recently used in preparing the consolidated financial statements of the Borrower. Notwithstanding anything to the contrary set forth herein but subject to clause (ii) above, no Default shall arise as a result of any limitation or threshold expressed in Dollars in this Agreement being exceeded in respect of any transaction solely as a result of changes in currency exchange rates from those applicable for determining compliance with this Agreement at the time of, or at any time following, such transaction.
1.5. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “DIP First Funding Loan” or a “DIP Seconding Funding Loan”) or by Type (e.g., a “Term Benchmark Loan” or “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark DIP First Funding Loan” or “Term Benchmark DIP First Funding Borrowing”).
1.6. Effectuation of Transactions. All references herein to the Borrower and the Subsidiaries shall be deemed to be (unless the context otherwise requires) references to such Persons, and all the representations and warranties of the Borrower and the other Credit Parties contained in this Agreement and the other Credit Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Closing Date.
1.7. [Reserved].
1.8. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 2. LOANS
1.1. Loans. (a) Commitments.
(i) DIP First Funding Loans. Subject to the terms and conditions set forth in Section 3.1 hereof and in the DIP Orders, (1) each Backstop Lender severally, and not jointly, agrees to make term loans denominated in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed $25,000,000 (the “New Money DIP First Funding Loans”) in accordance with its DIP First Funding Commitments and (2) each Backstop Lender funding New Money DIP First Funding Loans on the Closing Date shall automatically and without further action or order of the Bankruptcy Court, be deemed on the Closing Date to have “rolled-up” and refinanced on a dollar-for-dollar basis Prepetition Outstanding PTL Loans held by such Backstop Lender or its Related Funds immediately prior to the Closing Date for each dollar of New Money DIP First Funding Loans actually funded by such Backstop Lender on the Closing Date (such loans, the “Initial Roll Up Loans” and together with the New Money DIP First Funding Loans, the “DIP First Funding Loans”; and such roll-up, the “Initial Roll-Up”). From and after the Closing Date on which any Initial Roll-Up Loans are deemed funded, the outstanding aggregate amount of the Prepetition Outstanding PTL Loans shall be automatically and irrevocably deemed reduced by the amount of such Initial Roll-Up Loans deemed funded (it being understood that (i) the other Loans (as defined in Prepetition Term Loan Credit Agreement) outstanding thereunder shall continue to remain outstanding in accordance with the terms of the Prepetition Term Loan Credit Agreement and (ii) accrued and unpaid interest on the Prepetition Outstanding PTL Loans that are rolled up pursuant to this Section 2.1(i) shall continue to remain outstanding as interest outstanding hereunder in accordance with the terms of this Agreement). The DIP First Funding Commitments of the Backstop Lenders shall automatically and permanently terminate upon the making of the New Money DIP First Funding Loans and the concurrent deemed funding of the Initial Roll Up Loans. DIP First Funding Loans borrowed and repaid or prepaid may not be reborrowed.
(ii) DIP Second Funding Loans. Subject to the terms and conditions set forth in Section 3.2 hereof and in the DIP Orders, (1) each Lender severally, and not jointly, agrees to make term loans denominated in Dollars to the Borrower on the DIP Second Funding Date in an aggregate principal amount not to exceed $15,000,000 (the “New Money DIP Second Funding Loans” and, together with the New Money DIP First Funding Loans, the “New Money Loans”) in accordance with its DIP Second Funding Commitments after giving effect to the reallocations and (2) the total outstanding amount of Prepetition Outstanding PTL Loans held by each Lender or its Related Funds immediately prior to the Closing Date (minus the aggregate outstanding amount of Prepetition Outstanding PTL Loans rolled-up as Initial Roll Up Loans pursuant to Section 2.1(i)) shall automatically and without further action or order of the Bankruptcy Court, be deemed on the DIP Second Funding Date to have been “rolled-up” and refinanced as, and to constitute, term loans hereunder on the DIP Second Funding Date (such loans, the “Final Roll Up Loans” and together with the New Money DIP Second Funding Loans, the “DIP Second Funding Loans”; and such final roll-up, the “Final Roll-Up” and, together with the Initial Roll-Up, the “Prepetition PTL Roll-Up”). From and after the DIP Second Funding Date on which any Final Roll-Up Loans are deemed funded, the outstanding aggregate amount of the Prepetition Outstanding PTL Loans shall be automatically and irrevocably deemed reduced by the amount of such Final Roll-Up Loans deemed funded (it being understood that (i) the other Loans (as defined in Prepetition Term Loan Credit Agreement) outstanding thereunder shall continue to remain outstanding in accordance with the terms of the Prepetition Term Loan Credit Agreement and (ii) accrued and unpaid interest on the Prepetition Outstanding PTL Loans that are rolled up pursuant to this Section 2.1(ii) shall continue to remain outstanding as interest outstanding hereunder in accordance with the terms of this Agreement). The DIP Second Funding Commitments of all Lenders shall automatically and permanently terminate upon the making of the New Money DIP Second Funding Loans and the concurrent deemed funding of the Final Roll Up Loans. DIP Second Funding Loans borrowed and repaid or prepaid may not be reborrowed.
(a) Borrowing Mechanics.
(i) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders of such Class proportionately to their applicable Pro Rata Shares. At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount; provided that a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to the amount of such outstanding Borrowing.
(ii) To request a Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice not later than 11:00 a.m. (New York City time) at least three US Government Securities Business Days in advance of the applicable Credit Date (or one US Government Securities Business Day in advance of the Closing Date for Borrowings of DIP First Funding Loans). Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Following delivery of a Funding Notice for a Term Benchmark Borrowing, any failure to make such Borrowing shall be subject to Section 2.18(c).
(iii) Except as otherwise agreed among the Borrower, the Administrative Agent (at the direction of the Requisite Lenders) and the applicable Lenders in connection with the funding of any Loans, each Lender shall make the principal amount of each Loan required to be made by it hereunder available to the Administrative Agent not later than 12:00 noon (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Loan available to the Borrower by remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice promptly following receipt of all funds for such Loan from the applicable Lenders.
1.2. [Reserved].
1.3. [Reserved].
1.4. [Reserved].
1.5. Pro Rata Shares; Obligations Several; Availability of Funds. (a) Except as otherwise expressly permitted in this Agreement, all Loans on the occasion of any Borrowing shall be made by the Lenders in proportion to their applicable Pro Rata Shares. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan or to satisfy any of its other obligations hereunder.
(a) Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested to be made on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made the amount of its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.
1.6. Treatment and Use of Proceeds. All proceeds of the Loans under the DIP Term Loan Facility shall be deposited or credited into an account reasonably acceptable to the Requisite Lenders (the “Term DIP Loan Proceeds Account”). Subject to the Approved Budget and any additional restrictions on the use of proceeds provided in and in accordance with the DIP Orders, the Borrower will use the proceeds of the Loans hereunder for the following purposes: (i) for working capital and general corporate purposes (ii) to consummate the Prepetition PTL Roll-Up in accordance with Section 2.1, (iii) to pay Allowed Professional Fees (as defined in the Interim DIP Order); (iv) to make adequate protection payments to the Prepetition Term Loan Secured Parties as set forth in the DIP Orders; (v) to fund the Carve Out; and (v) to pay fees and expenses due hereunder or otherwise incurred in connection with the Transactions and transactions contemplated in the Restructuring Support Agreement, provided, that in no event shall the proceeds of the Loans be used to make payments in regards to the Debtors’ obligations under the Prepetition ABL Credit Facility or the ABL DIP Facility (as applicable) or to fund expenses or other amounts not otherwise covered by clauses (i) through (v) above.
1.7. Evidence of Debt; Register; Notes. (a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof. Subject to Section 2.7(b), such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.
(a) Register. The Administrative Agent shall maintain records of the name and address of, and the Commitments of and the principal amount of and stated interest on the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to (i) any entry relating to such Lender’s Commitments or Loans and (ii) the identity of the other Lenders (but not information as to such other Lenders’ Commitments or Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7(b) and agrees that, in consideration of such Person serving in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.
(b) Notes. Upon the request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans of any Class.
1.8. Interest on Loans. (a) Subject to Section 2.10, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made to repayment (whether by acceleration or otherwise) thereof as follows:
(i) if a Base Rate Loan, at the Base Rate plus the Applicable Rate with respect to Loans of such Class; or
(ii) if a Term Benchmark Loan, at the Adjusted Term SOFR plus the Applicable Rate with respect to Loans of such Class.
The applicable Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.
(a) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Term Benchmark Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.9 a Conversion/Continuation Notice with respect to any Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Term Benchmark Borrowing but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.
(b) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, and (ii) in the case of Term Benchmark Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Term Benchmark Loan, the date of conversion of such Term Benchmark Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term Benchmark Loan, the date of conversion of such Base Rate Loan to such Term Benchmark Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.
(c) Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan, to the extent accrued on the amount being repaid or prepaid, (iii) on the Maturity Date and (iv) in the event of any conversion of a Term Benchmark Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion.
(d) Notwithstanding anything set forth herein to the contrary, (i) the applicable Base Rate or Adjusted Term SOFR plus 1.00% on each Loan shall be payable in cash on each Interest Payment Date and (ii) the remainder of all interest (for clarity, 11.00% for any Term SOFR Benchmark Loan and 10.00% for any Base Rate Loan) on each Loan shall be paid in kind on each such Interest Payment Date by adding such amounts to the aggregate outstanding balance of such Loans (“PIK Interest”). Other than interest paid in cash pursuant to this clause (e), all such interest shall be paid by capitalizing such interest and adding such capitalized interest to the then outstanding principal amount of such Loans, and any interest to be so capitalized pursuant to this clause shall be capitalized on the relevant Interest Payment Date and added to the then outstanding principal amount of such Loans and, thereafter, shall bear interest as provided hereunder as if it had originally been part of the outstanding principal amount of such Loans.
(e) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
1.9. Conversion/Continuation. (a) Subject to Section 2.18, the Borrower shall have the option:
(i) to convert at any time all or any part of any Borrowing from one Type to the other Type; and
(ii) to continue, at the end of the Interest Period applicable to any Term Benchmark Borrowing, all or any part of such Borrowing as a Term Benchmark Borrowing and to elect an Interest Period therefor;
provided, in each case, that at the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an amount that complies with Section 2.1(b).
In the event any Borrowing shall have been converted or continued in accordance with this Section 2.9 in part, such conversion or continuation shall be allocated ratably, in accordance with their applicable Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(a) To exercise its option pursuant to this Section 2.9, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent not later than 12:00 p.m. (New York City time) (i) on the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) at least three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Term Benchmark Borrowing. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed conversion or continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Conversion/Continuation Notice. Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any Term Benchmark Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.18(c).
(b) Notwithstanding anything to the contrary herein, if an Event of Default under Section 8.1(a) or, at the request of the Requisite Lenders, any other Event of Default shall have occurred and be continuing, then no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing.
1.10. Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of any Event of Default, any principal of or interest on any Loan or any overdue fee or other amount payable by the Borrower hereunder shall bear interest at a rate per annum equal to (a) in the case of the principal of any Loan, 2.00% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2.00% per annum in excess of the interest rate payable hereunder for Base Rate Loans, in each case, from the date of such Event of Default until such amount is paid in full (after as well as before judgment). Such interest shall be payable in cash by the Borrower from time to time on demand. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
1.11. Fees. (a) The Borrower agrees to pay (i) on the Closing Date to the Administrative Agent, for the account of each Backstop Lender, an upfront fee in cash in an amount equal to 2.00% of the stated principal amount of the New Money DIP First Funding Loan actually funded by such Lender on the Closing Date, and (ii) on the DIP Second Funding Date to the Administrative Agent, for the account of each Lender, an upfront fee in cash in an amount equal to 2.00% of the stated principal amount of the New Money DIP Second Funding Loan actually funded by such Lender on the DIP Second Funding Date.
(a) Upon any prepayment or repayment of New Money Loans, whether through optional prepayments, mandatory prepayments, at maturity, upon acceleration, upon conversion pursuant to Section 2.30 or otherwise, the Borrower agrees to pay an amount equal to 2.00% of the aggregate principal amount of the New Money Loans prepaid or repaid, payable in cash to the Administrative Agent, for the account of each Lender (the “Exit Fee”)
(b) The Borrower agrees to pay, for the account of each Backstop Lender, a backstop fee in an amount equal to 6.00% of the aggregate principal amount of the commitment of such Backstop Lender to make New Money DIP First Funding Loans and New Money DIP Second Funding Loans (such fee, the “Backstop Fee”). The Backstop Fee shall be payable in kind.

(c) Subject to confirmation of an Acceptable Plan of Reorganization, in consideration for each of the Lenders providing the New Money Loans and the New Money Exit Financing Commitments (as defined below), each Lender (or its designee) will receive its pro rata allocation of 50% of the New Equity Interests, subject to dilution by the New Warrants and the Management Incentive Plan (the “DIP-to-Exit Commitment Premium”), payable upon each such Lender funding its allocation, pursuant to its New Money Exit Financing Commitments, of the terms loans issued under the 1L Exit Facility (as defined in the Restructuring Support Agreement) on the Plan Effective Date.
(d) any holder of a Claim on account of any Prepetition Rollover Term Loans (such Claims, “Rollover Term Loan Claims”) who subscribes and funds (or whose designee subscribes and funds on its behalf) an amount of New Money Loans greater than or equal such holder’s pro rata allocation (after accounting for any rounding in accordance with this Agreement) of the New Money Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Claims arising out of Prepetition Tranche B Term Loans (such claims, “Tranche B Term Loan Claims”) held by such holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date, will have the right (a “Conversion Right”) to convert any term loans arising under the 3L Exit Facility (as defined in the Restructuring Support Agreement) received by such holder (or its designee) pursuant to an Acceptable Plan of Reorganization on account of the amount of Rollover Term Loan Claims held by such holder on the Petition Date (together with any accrued and unpaid interest, fees, expenses, or other claims in respect thereof through the Plan Effective Date), on a dollar-for-dollar basis and on the Plan Effective Date, into an equivalent principal amount of term loans under the 2L Exit Facility (as defined in the Restructuring Support Agreement).
(e) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Agent, fees payable in the amounts and on the dates separately agreed upon in writing between the Borrower and such Agents, including pursuant to the Agent Fee Letter, and (ii) such other fees as separately agreed upon in writing to be paid by the Borrower to the Lenders.
(f) All fees and premiums payable hereunder shall be paid on the dates due, in immediately available funds (unless otherwise agreed to be paid in kind), to the Administrative Agent for distribution (i) to the applicable Agent for its own account or (ii) to the Lenders in the case of fees and premiums due to the Lenders hereunder, as applicable. Fees or premiums paid hereunder shall not be refundable under any circumstances.
1.12. Repayment on Maturity Date. To the extent not previously paid or converted pursuant to Section 2.30, all DIP First Funding Loans and DIP Second Funding Loans shall be due and payable on the Maturity Date.
Prior to any repayment of any Borrowings of any Class under this Section 2.12, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent of such selection. Each such notice may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each repayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.
1.13. Voluntary Prepayments/Commitment Reductions. (a) Voluntary Prepayments. (i) At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.13(a) and with Section 2.18(c), prepay any Borrowing in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount.
(i) To make a voluntary prepayment pursuant to Section 2.13(a)(i), the Borrower shall notify the Administrative Agent not later than 12:00 p.m. (New York City time) (A) on the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three US Governments Securities Business Days prior to the date of prepayment, in the case of prepayment of Term Benchmark Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of any Borrowing pursuant to Section 2.13(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.
1.14. Mandatory Prepayments. (a) Asset Sales. Not later than the first Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Proceeds in respect of any Asset Sale, the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds (excluding therefrom, however, in the case of any Asset Sale involving any ABL Priority Collateral (whether in the form of a direct sale, transfer or other disposition of such ABL Priority Collateral or a sale, transfer or other disposition of Equity Interests in any Subsidiary owning such ABL Priority Collateral) that secures any Permitted Revolving Indebtedness at the time such Asset Sale occurs, the portion of such Net Proceeds attributable to the fair value of such ABL Priority Collateral (net of any related transferred liabilities, in each case as determined reasonably and in good faith by an Authorized Officer of the Borrower)).
(a) Insurance/Condemnation Events. Not later than the first Business Day following the date of receipt by the Borrower or any Subsidiary, or by the Collateral Agent as loss payee, of any Net Proceeds in respect of any Insurance/Condemnation Event, the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds (excluding therefrom, however, in the case of any Insurance/Condemnation Event involving any ABL Priority Collateral that secures any Permitted Revolving Indebtedness at the time such Insurance/Condemnation Event occurs, the portion of such Net Proceeds attributable to the fair value of such ABL Priority Collateral (as determined reasonably and in good faith by an Authorized Officer of the Borrower)).
(b) Issuance of Debt. No later than the first Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds.
(c) [Reserved].

(d) No later than the first Business Day following the date of receipt by the Borrower or any Subsidiary of any Extraordinary Receipts, the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds.
(e) Notice and Certificate. Prior to or concurrently with any mandatory prepayment pursuant to this Section 2.14, the Borrower (i) shall notify the Administrative Agent of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (with such specification to be in accordance with Section 2.15(b)), and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.
(f) [Reserved].
1.15. Application of Prepayments; Waivable Mandatory Prepayments.
(a) Application of Voluntary Prepayments and Repurchases. Any voluntary prepayment of Borrowings of any Class pursuant to Section 2.13(a) shall be allocated, prior to the DIP Second Funding Date, to DIP First Funding Borrowings on a pro rata basis, and after the DIP Second Funding Date, among DIP First Funding Borrowings and DIP Second Funding Borrowings on a pro rata basis.
(a) Application of Mandatory Prepayments. Any mandatory prepayment of Borrowings pursuant to Section 2.14 shall be allocated, prior to the DIP Second Funding Date, to DIP First Funding Borrowings on a pro rata basis, and after the DIP Second Funding Date, among DIP First Funding Borrowings and DIP Second Funding Borrowings on a pro rata basis.
(b) Waivable Mandatory Prepayments. Notwithstanding anything herein to the contrary, any Lender may elect, by notice to the Administrative Agent (which may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing)) at least one Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Loans pursuant to Section 2.14 (other than Section 2.14(c)), in which case the aggregate amount of the prepayment that would have been applied to prepay the Loans but was so declined shall be retained by the Borrower.
1.16. General Provisions Regarding Payments. (a) All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and received by the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.
(a) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(b) If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its applicable Pro Rata Share of any Term Benchmark Borrowing, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(c) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.
(d) Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 12:00 p.m. (New York City time) on the date due shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.10), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).
(e) If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations, or from any sale of, collection from or other realization upon all or any part of the Collateral, shall, subject to the requirements of the DIP ABL Intercreditor Agreement, be applied in accordance with the application arrangements described in Section 5.02 of the Pledge and Security Agreement.
(f) Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the rate applicable to such amount under this Agreement or (ii) if no such rate is specified in this Agreement, the Base Rate.
1.17. Ratable Sharing. The Lenders hereby agree among themselves that if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a portion of the aggregate amount of any principal, interest and fees owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by any purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any

Credit Party or otherwise, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by such Credit Party to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.17 shall not be construed to apply to (i) any payment or distribution made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any Acceptable Plan of Reorganization, (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement or (iii) payment of other fees, including the Backstop Fee.
1.18. Making or Maintaining Term Benchmark Loans. (a) Inability to Determine Applicable Interest Rate. Subject to Section 2.28, if, on or prior to the first day of any Interest Period for any Term Benchmark Loan:
(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term Benchmark cannot be determined pursuant to the definition thereof, or
(ii) the Requisite Lenders determine that for any reason in connection with any request for a Term Benchmark Loan or a conversion thereto or a continuation thereof that Term Benchmark for any requested Interest Period with respect to a proposed Term Benchmark Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Requisite Lenders have provided notice of such determination to the Administrative Agent, then, in each case, Administrative Agent will promptly so notify the Borrower and each Lender.
    Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term Benchmark Loans, and any right of the Borrower to continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans, shall be suspended (to the extent of the affected Term Benchmark Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans (to the extent of the affected Term Benchmark Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term Benchmark Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.18(c). Subject to Section 2.28, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term Benchmark cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
(a) Illegality or Impracticability of Term Benchmark Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that (i) the making, maintaining, converting to or continuation of its Loans whose interest is determined by reference to SOFR, the Term SOFR

Reference Rate, Adjusted Term SOFR or Term SOFR or (ii) the determination or charge of interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, in each case, has become unlawful as a result of compliance by such Lender in good faith with any law (or would conflict with any treaty, rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), then, if such Lender shall have provided notice thereof to the Administrative Agent and the Borrower, such Lender shall be an “Affected Lender”. If the Administrative Agent receives a notice from any Lender pursuant to the preceding sentence, then (1) the obligation of the applicable Lenders to make Loans as, or to convert Loans to, Term Benchmark Loans shall be suspended until such notice shall be withdrawn by such Lender, (2) to the extent such determination by any Affected Lender relates to a Term Benchmark Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the applicable Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, the rate of which shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, (3) the applicable Lender’s obligations to maintain Term Benchmark Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans, the rate of which shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, on the date of such termination. Notwithstanding the foregoing, to the extent any such determination by an Affected Lender relates to a Term Benchmark Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed by written notice) thereof to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).
(b) Compensation for Breakage or Non-Commencement of Interest Periods. In the event that (i) a borrowing of any Term Benchmark Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any Term Benchmark Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request given for any conversion or continuation) given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any Term Benchmark Loan occurs on a day other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Term Benchmark Loan occurs on a day other than on the last day of an Interest Period applicable thereto, (v) any Term Benchmark Loan is assigned other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.23 or (vi) a prepayment of any Term Benchmark Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue. To request compensation under this Section 2.18(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18(c), which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(c) Booking of Term Benchmark Loans. Any Lender may make, carry or transfer Term Benchmark Loans at, to or for the account of any of its branch offices or the office of any Affiliate of such Lender.
(d) Assumptions Concerning Funding of Term Benchmark Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Term Benchmark Loans through the purchase of a Term SOFR deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of the term Adjusted Term SOFR in an amount equal to the amount of such Term Benchmark Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Term SOFR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Term Benchmark Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
1.19. Increased Costs; Capital Adequacy. (a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR);
(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(a) Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(b) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.19(a) or 2.19(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(c) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
1.20. Taxes; Withholding, Etc. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(a) Payment of Other Taxes by the Credit Parties. Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(b) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf (including in its capacity as the Collateral Agent) or on behalf of a Lender, shall be conclusive absent manifest error.
(c) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the

Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(d).
(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender (it being understood that information required by current United States federal income Tax withholding forms shall not be considered to be information the provision of which would materially prejudice the position of a Lender).
(i) Without limiting the generality of the foregoing:
(A) Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax, provided that, if such Lender is a disregarded entity for United States federal income Tax purposes and its owner is a US Person, such Lender will provide the appropriate withholding form of its owner (with required supporting documentation).
(B) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) executed copies of IRS Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a US Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner.
(C) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(D) If a payment made to a Lender under any Credit Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the

Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.20(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g) Delay in Requests. Failure or delay on the part of any Recipient to demand reimbursement or indemnification pursuant to this Section 2.20 shall not constitute a waiver of such Lender’s right to demand such reimbursement or indemnification; provided that the Borrower shall not be required to reimburse or indemnify a Recipient pursuant to this Section 2.20 for any amount incurred more than 180 days prior to the date that such Recipient, as the case may be, notifies the Borrower of the receipt of written notice from the applicable taxing authority of the specific Tax assessment giving rise to such reimbursement or indemnification obligations, and of such Recipient’s intention to seek reimbursement or indemnification therefor.
(h) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
1.21. Obligation to Mitigate. If any Lender becomes an Affected Lender or requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (a) would cause such Lender to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
1.22. Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, (i) the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Requisite Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Credit Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that any amendment, waiver or other modification that under clauses (i), (ii), (iii), (iv) or (v) of Section 10.5(b) requires the consent of all Lenders affected thereby shall require the consent of such Defaulting Lender in accordance with the terms thereof, and (ii) no Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(a) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Defaulting Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from a Lender’s having been a Defaulting Lender.
1.23. Replacement and Termination of Lenders. If (a) any Lender has become an Affected Lender, (b) any Lender requests compensation under Section 2.19, (c) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (d) any Lender becomes and continues to be a Defaulting Lender or (e) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 10.5(b) requires the consent of all the Lenders (or all the affected Lenders or all Lenders or all the affected Lenders of the affected Class) and with respect to which the Requisite Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) so long as no Event of Default shall have occurred and be continuing, terminate the Commitments of such Lender and prepay outstanding Loans of such Lender in full (or terminate the Commitment and prepay Loans of the relevant Class), in each case without any obligation to terminate any Commitment, or prepay any Loan, of any other Lender or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights (other than existing rights to payment under Sections 2.18(c), 2.19 and 2.20) and obligations under this

Agreement and the other Credit Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that, in the case of any such assignment and delegation under clause (ii) above, (A) the Borrower shall have paid to the Administrative Agent the registration and processing fee referred to in Section 10.6(d), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.18(c) and any prepayment fee under Section 2.13(c)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) such assignment and delegation does not conflict with applicable law, (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable waiver, amendment or other modification, or consent to a departure, can be effected. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments or Loans so terminated or repaid, if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to cause such termination or repayment, have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.23 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
1.24. Reallocation.
(a) Within a reasonable period of time after entry of the Interim DIP Order (and in no event shorter than two (2) weeks following entry of the Interim DIP Order), each of the Prepetition Term Loan Lenders (other than the Backstop Lenders) holding “Prepetition Tranche B Term Loans” and “Prepetition Rollover Term Loans” (in each case as defined in the Prepetition Term Loan Credit Agreement)) on the Petition Date shall be offered the opportunity (on a pro rata basis based on their respective combined holdings of Prepetition Tranche B Term Loans and Prepetition Rollover Term Loans) to participate as Lenders in the DIP Facility and to become Lenders hereunder. To the extent necessary to implement and effectuate such participation, on the Reallocation Date, each of the Backstop Lenders shall make reallocations and/or assignments of their respective DIP First Funding Loans, Initial Roll Up Loans and DIP Second Funding Commitments, as necessary, to allow for all other Prepetition Term Loan Lenders who were “Lenders” of record named on the register maintained by the Prepetition Administrative Agent with respect to ownership of Prepetition Tranche B Term Loans and Prepetition Rollover Term Loans on the Petition Date (an “Eligible Reallocation Lender”) to become parties to this Agreement as Lenders. The election by an Eligible Reallocation Lender to so participate in the DIP Facility and become a Lender (an “Additional Lender”) may be exercised by such Eligible Reallocation Lender by completing, executing, and returning a DIP-to-Exit Reallocation Subscription Form (the “Subscription Form”), so that the Subscription Form is actually received by Epiq Corporate Restructuring, LLC prior to 4:00 p.m. Prevailing Central Time on or before June 7, 2023 (the “Election Deadline”).
(b) On the date on which settlement of the reallocations contemplated by this Section 2.24 occurs, which shall be a Business Day occurring prior to the entry of the Final DIP Order selected by the Requisite Lenders and the Borrower (the “Reallocation Date), the DIP First Funding Loans, Initial Roll Up Loans and DIP Second Funding Commitments shall be reallocated and/or assigned to each Additional Lender pro rata in proportion to the aggregate principal amount of the Prepetition Tranche B Term Loans and Prepetition Rollover Term Loans held by such Additional Lender on the Petition Date in comparison to the aggregate principal amount of all Prepetition Tranche B Term Loans and Prepetition Rollover Term Loans outstanding as of the Petition Date; provided that (i) [reserved] and (ii) such reallocations and/or assignments shall reduce the aggregate principal amount of DIP First Funding Loans, Initial Roll Up Loans and DIP Second Funding Commitments of each Backstop Lender ratably to the extent of the total amount of DIP First Funding Loans, Initial Roll Up Loans and DIP Second Funding Commitments of such Backstop Lender to be reallocated and/or assigned to Additional Lenders. The Lenders, each Additional Lender, and the Borrower agree that (w) on the Reallocation Date, the Borrower, the Lenders and the Additional Lenders (constituting Requisite Lenders) authorize and direct the Administrative Agent to update the Register on the Reallocation Date to reflect the reallocations and/or assignments pursuant to this Section 2.24 as set forth in the schedules provided to the Administrative Agent in accordance with the last sentence of this clause (b), (x) with respect to each Backstop Lender that is reallocating and/or assigning a portion of its DIP First Funding Loans, Initial Roll Up Loans or DIP Second Funding Commitments in accordance with this Section 2.24, such Backstop Lender shall have no further rights or obligations in respect of such reallocated or assigned portion of such DIP First Funding Loans, Initial Roll Up Loans or DIP Second Funding Commitments and (y) with respect to each Additional Lender that is acquiring DIP First Funding Loans, Initial Roll Up Loans or DIP Second Funding Commitments, the reallocation and/or assignment pursuant to this Section 2.24 shall result in such Additional Lender having the reallocated and/or assigned DIP Second Funding Commitments as if such were issued on the Reallocation Date. For the avoidance of doubt, no reallocation and/or assignment shall be effective until each applicable Additional Lender has made all payments required to be paid to the assigning or relocating Lender. On the Reallocation Date, the Administrative Agent shall update the Register to reflect the reallocations and/or assignments effected pursuant to this Section 2.24. The foregoing reallocation shall take into account fees paid on the Closing Date (other than the Backstop Fee, which will not be reallocated) in a manner to be agreed by the Requisite Lenders and the Borrower.
1.25. Exit Financing Commitments. Each Lender hereby agrees and commits to provide its Pro Rata Share of new money term loans under the 1L Exit Facility (as defined in the Restructuring Support Agreement) in an aggregate principal amount of $25,000,000 (such commitments, the “New Money Exit Financing Commitments”) and to fund such commitments on the Plan Effective Date subject only to confirmation of the Acceptable Plan of Reorganization and the terms and conditions set forth in the 1L Exit Facility Term Sheet and 1L Exit Facility Credit Agreement (each as defined in the Restructuring Support Agreement).
1.26. [Reserved].
1.27. [Reserved].
1.28. Benchmark Replacement Setting.
(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.28(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.28(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.28, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.28.
(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
1.29. Priority and Liens; No Discharge.
(a) Each of the Credit Parties hereby covenants and agrees that upon the entry of, and subject to the terms of, the Interim DIP Order (and when entered, the Final DIP Order)

(including and without prejudice to, without limitation, in each case, any rights or liens or perfected security interests (and the priorities thereof) granted under the Interim DIP Order or Final DIP Order under any other provision of 364 of the Bankruptcy Code or any other applicable provisions of the of the Bankruptcy Code) and subject to the Carve Out in all respects, the Obligations: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed DIP Superpriority Claims in the Cases; and (ii) pursuant to Section 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, shall be secured by a valid, binding, enforceable, non-avoidable, and automatically perfected senior priority Lien upon the Collateral.
(b) The relative priorities of the Liens described in this Section 2.29 with respect to the Collateral shall be as set forth in the Interim DIP Order (and, when entered, the Final DIP Order). In accordance with the Interim DIP Order (or, once entered, the Final DIP Order), all of the Liens described in this Section 2.29 shall be effective and perfected upon entry of the Interim DIP Order, without the necessity of the execution, recordation of filings by the Debtors of security agreements, intellectual property security agreements, mortgages, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent, of, or over, any Collateral, as set forth in the Interim DIP Order (and, when entered, the Final DIP Order).
(c) Each Credit Party that is a Debtor hereby confirms and acknowledges that, pursuant to the Interim DIP Order (and, when entered, the Final DIP Order), the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral, now existing or hereafter acquired, shall be created and perfected without the recordation or filing in any land records or filing offices of any mortgage, assignment or similar instrument.
(d) Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim DIP Order (and, when entered, the Final DIP Order), upon the occurrence of the Maturity Date (whether by acceleration or otherwise), the Agents and the Lenders shall be entitled to immediate payment in full in cash of the Obligations and to enforce the remedies provided for hereunder or under applicable requirements of law.
1.30. Conversion.
(a) Subject to confirmation of the Acceptable Plan of Reorganization, on the Plan Effective Date to the extent provided pursuant to the Restructuring Support Agreement, automatically and without any further consent or action required by any Agent or any Lender or notice by the Borrower, (i) the aggregate principal amount of the Loans outstanding as of such date shall be automatically converted on a dollar-for-dollar basis for takeback term loans under the 1L Exit Facility in accordance with the Restructuring Support Agreement (including the 1L Exit Facility Term Sheet attached thereto) and deemed funded under the 1L Exit Facility Credit Agreement (as defined in the Restructuring Support Agreement); (ii) the Credit Parties shall assume all obligations in respect of the Loans hereunder that are converted into takeback term loans under 1L Exit Facility and deemed funded under the 1L Exit Facility Credit Agreement (as defined in the Restructuring Support Agreement); (iii) each Lender shall become a lender under the 1L Exit Facility Credit Agreement in accordance with the Restructuring Support Agreement (including the 1L Exit Facility Term Sheet attached thereto); provided that all other Obligations (other than the aggregate outstanding principal amount of the Loans so converted), including, for the avoidance of doubt, accrued and unpaid interest, fees and expenses due the Agent and DIP Secured Party Advisors, and the Exit Fee, shall be paid in full in cash, upon which this Agreement shall terminate and be superseded and replaced in its entirety by the 1L Exit Facility Credit Agreement. Notwithstanding the foregoing, all obligations of the Borrower and the other Credit Parties to the Agents and Lenders under this Agreement and any other Credit Document which are expressly stated in this Agreement or such other Credit Document as surviving such

Agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Credit Parties, Agents and the Lenders shall take such actions and execute and deliver such agreements, instruments or other documents reasonably required to give effect to the provisions of this Section 2.30 and as are required to give effect to the 1L Exit Facility Credit Agreement (as defined in the Restructuring Support Agreement) (including all schedules and exhibits thereto) and all other agreements contemplated thereby.
SECTION 3. CONDITIONS PRECEDENT
1.1. Conditions Precedent to Closing Date. The obligation of each Lender to make the DIP First Funding Loans on the Closing Date shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):
(a) Credit Documents. The Administrative Agent and the Lenders shall have received from each Credit Party party thereto a counterpart signed on behalf of such Credit Party (which may include a copy transmitted by facsimile or other electronic transmission) of (i) this Agreement, (ii) the DIP ABL Intercreditor Agreement, (iii) the Pledge and Security Agreement, (iv) each other Credit Document requested by the Lenders, and (v) to the extent requested by any Lender at least two Business Days prior to the Closing Date, a Note executed by the Borrower in favor of such Lender.
(b) Organizational Documents; Incumbency. The Administrative Agent and the Lenders shall have received, in respect of each Credit Party, a certificate of such Credit Party executed by the secretary, an assistant secretary or other Authorized Officer of such Credit Party attaching (i) a copy of each Organizational Document of such Credit Party, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers of such Credit Party executing each Credit Document, (iii) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by such secretary, assistant secretary or Authorized Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto.
(c) Funding Notice. The Administrative Agent shall have received a fully completed and duly executed Funding Notice from the Borrower with respect to the DIP First Funding Loans at least one Business Day prior to the funding thereof.
(d) Representations and Warranties. On the Closing Date, immediately after giving effect to the DIP First Funding Loans, the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.
(e) Security Interests. The Collateral Agent acting on behalf of the Secured Parties shall have valid and perfected Liens on and security interests in the Collateral of the Credit Parties as contemplated by the Collateral Documents and the Interim DIP Order.
(f) ABL DIP Facility. Substantially simultaneously with the Closing Date, the ABL DIP Credit Agreement, in form and substance reasonably acceptable to the Requisite

Lenders, shall have been executed and delivered by each party thereto and shall be effective and in full force and effect.
(g) Opinions of Counsel. The Administrative Agent and the Lenders shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Closing Date) of Kirkland & Ellis LLP, special counsel for the Credit Parties (and each Credit Party hereby instructs Kirkland & Ellis LLP to deliver its opinion to the Administrative Agent), addressing such customary matters as the Requisite Lenders shall reasonably request, in form and substance reasonably satisfactory to the Requisite Lenders.
(h) Fees and Expenses. All reasonable and documented fees and expenses (including, without limitation, agency fees and invoiced legal fees and expenses) and other compensation required by the Credit Documents or otherwise required to be paid to the Agent, the Lenders and the DIP Secured Party Advisors on or before the Closing Date shall have been paid.
(i) Officer’s Certificate. The Administrative Agent shall have received the Officer’s Certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, attesting to the compliance with the conditions set forth in clauses (d), (k), (l), (o), and (p) of this Section 3.1.
(j) PATRIOT Act. At least one Business Day prior to the Closing Date, the Administrative Agent and the Lenders shall have received all documentation and other information in respect of the Credit Parties required under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that shall have been requested by the Administrative Agent or the respective Lender in writing at least three Business Days prior to the Closing Date.
(k) Material Adverse Effect. Since the Petition Date, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Effect.
(l) No Default or Event of Default. As of the Closing Date, (i) no event shall have occurred and be continuing or would result from the consummation of this Agreement and after giving effect to the DIP First Funding Loans, that would constitute an Event of Default or a Default hereunder and (ii) no event shall have occurred and be continuing that would constitute an event of default of default under the ABL DIP Loan Documents.
(m) Restructuring Support Agreement. Holders holding not less than 66 2/3% of outstanding principal amount of the Prepetition Secured Indebtedness shall have entered into the Restructuring Support Agreement, in form and substance reasonably satisfactory to the Requisite Lenders. The Restructuring Support Agreement shall be in full force and effect as of the Closing Date.
(n) Interim DIP Order. Not later than three Business Days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order in form and substance reasonably acceptable to the Requisite Lenders authorizing and approving the making of the DIP First Funding Loans, the granting of the DIP Superpriority Claims and Liens described in Section 2.29, which Interim DIP Order shall not have been vacated, reversed, modified, amended, or stayed. The Interim DIP Order shall contain provisions granting the adequate protection liens and related adequate protection claims in accordance with the priorities set by the Lien Priorities Chart and each subject and subordinate in all cases to the Carve Out.

(o) Petition Date. The Petition Date shall have occurred, and each Credit Party shall be a debtor and a debtor-in-possession in the Cases. The Requisite Lenders shall have had the opportunity to review and did not object to all “first day” motions and orders prior to the Petition Date.
(p) No Trustee No trustee or examiner with expanded powers shall have been appointed with respect to any Credit Party or any of the Credit Parties’ respective properties pursuant to sections 1104, 1106(a)(3) and (4) of the Bankruptcy Code.
(q) Cases. The Cases of any of the Debtors shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.
(r) Orders. The First Day Orders shall be reasonably acceptable to the Requisite Lenders.
(s) Budget. The Administrative Agent and the Lenders shall have received a copy of the Initial Budget, which shall be in form and substance satisfactory to the Requisite Lenders.
(t) Consents. All necessary approval and consents of any Governmental Authority or any third party necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Requisite Lenders) and shall remain in effect; and no law or regulation shall be applicable that restrains, prevents, or imposes materially adverse conditions upon the DIP Facility or the transactions contemplated thereby.
(u) Conflict. The making of the DIP First Funding Loans shall not violate any requirement of law, after giving effect to the Interim DIP Order, and shall not be enjoined, temporarily, preliminarily or permanently.
(v) Amount. The making of the DIP First Funding Loans shall not result in the aggregate principal amount of the Loans outstanding hereunder to exceed the amount of Loans authorized by the Interim DIP Order.
1.2. Conditions Precedent to DIP Second Funding Date. The obligation of each Lender to make the DIP Second Funding Loans on the DIP Second Funding Date shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):
(a) Closing Date. The Closing Date shall have occurred and the DIP First Funding Loans shall have been made.
(b) Final DIP Order. The Final DIP Order, which shall be consistent with the Interim DIP Order and otherwise in form and substance reasonably satisfactory to the Requisite Lenders, shall have been entered within thirty (30) days after the Petition Date and shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect (to the extent applicable as of the date of such Borrowing).
(c) Funding Notice. The Administrative Agent shall have received a fully completed and duly executed Funding Notice from the Borrower with respect to the DIP Second Funding Loans at least three Business Days prior to the funding thereof.
(d) Representations and Warranties. On the DIP Second Funding Date, immediately prior to, and after giving effect to the DIP Second Funding Loans, the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.
(e) Officer’s Certificate. The Administrative Agent shall have received the Officer’s Certificate, dated the DIP Second Funding Date and signed by an Authorized Officer of the Borrower, attesting to the compliance with the conditions set forth in clauses (d), (f), (g), (h), and (j) of this Section 3.2.
(f) Fees and Expenses. All fees and expenses (including, without limitation, agency fees and invoiced legal fees and expenses) and other compensation required by the Credit Documents or otherwise required to be paid to the Agent, the Lenders and the DIP Secured Party Advisors to the extent such amounts have accrued and remain unpaid on the DIP Second Funding Date.
(g) Material Adverse Effect. Since the Petition Date, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Effect.
(h) No Default or Event of Default. As of the DIP Second Funding Date, no event shall have occurred and be continuing or would result from the funding of the DIP Second Funding Loans or the application of the proceeds therefrom, that would constitute an Event of Default or a Default hereunder.
(i) No Trustee No trustee or examiner with expanded powers shall have been appointed with respect to any Credit Party or any of the Credit Parties’ respective properties pursuant to sections 1106(a)(3) and (4) of the Bankruptcy Code.
(j) Cases. The Cases of any of the Debtors shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.
(k) Orders. All second day orders shall be reasonably acceptable to the Requisite Lenders.
(l) Budget. The funding of the DIP Second Funding Loans shall be in compliance with the Approved Budget (subject to Permitted Variances).
(m) Conflict. The making of the DIP Second Funding Loans shall not violate any requirement of law, after giving effect to the Final DIP Order, and shall not be enjoined, temporarily, preliminarily or permanently.
(n) Amount. The making, and deemed making, of the DIP Second Funding Loans shall not result in the aggregate principal amount of Loans outstanding hereunder to exceed the amount of Loans authorized by the Final DIP Order.
(o) Milestone. The Milestone set forth in Section 5.20 (applicable as of the date of such Borrowing) shall have been achieved.
SECTION 4. REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to make each Credit Extension and perform each covenant to be made or performed by it hereunder, each Credit Party represents and warrants to the Administrative Agent, the Collateral Agent and each Lender on the Closing Date and on each other Credit Date as follows:
1.1. Organization; Requisite Power and Authority; Qualification. Holdings, the Borrower and each Subsidiary (a) is (i) duly organized and validly existing and (ii) in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (i) to own and operate its properties and to carry on its business and operations as now conducted, (ii) subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, to execute and deliver the Credit Documents to which it is a party and (iii) subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, to perform the other Transactions to be performed by it and (c) is qualified to do business and in good standing under the laws of every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except, in each case referred to in clauses (a)(i) (other than with respect to any Credit Party), (b)(i) (other than with respect to any Credit Party) and (c), where the failure so to be or so to have, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
1.2. Equity Interests and Ownership. Schedule 4.2 sets forth, as of the Closing Date after giving effect to the Transactions, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings, the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture and other Person in which Holdings, the Borrower or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary. The Equity Interests in the Borrower and each Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Schedule 4.2 sets forth, as of the Closing Date, all outstanding preferred Equity Interests, if any, in the Borrower or any Subsidiary, including the number, date of issuance and the holder of record of such preferred Equity Interest.
1.3. Due Authorization. The Transactions to be entered into by each Credit Party have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Credit Party.
1.4. No Conflict. The Transactions, subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, do not and will not (a) violate any applicable law, including any order of any Governmental Authority, (b) violate the Organizational Documents of Holdings, the Borrower or any Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of Holdings, the Borrower or any Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder (other than any Contractual Obligation with respect to Prepetition Indebtedness that is stayed as a result of the Cases), or (d) except for Liens created under the Credit Documents or pursuant to the ABL DIP Loan Documents and other Permitted Liens, result in or require the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Subsidiary, except, in each case referred to in clauses (a) and (c), where such violation, default or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
1.5. Governmental Approvals. The Transactions, subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect and (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents or pursuant to the ABL DIP Loan Documents and (c) those registrations, consents, approvals, notices or other actions the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
1.6. Binding Obligation. Each Credit Document, subject, in the case of Holdings, the Borrower and each Subsidiary that is a Debtor, to the entry of the DIP Orders, the First Day Orders and the Terms thereof, has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
1.7. [Reserved].
1.8. No Material Adverse Change. Since the Petition Date, there has been no event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
1.9. Adverse Proceedings. Other than the Cases, there are no Adverse Proceedings that (a) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) in any manner question the validity or enforceability of any of the Credit Documents.
1.10. Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of the Borrower and the Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable, and all assessments, fees and other governmental charges upon the Borrower and the Subsidiaries and upon their properties, income, businesses and franchises that are due and payable, have been paid when due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
1.11. Properties. (a) Title. The Borrower and each Subsidiary has (i) good, sufficient and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their assets reflected in the consolidated financial statements of the Borrower most recently delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement and except for Permitted Liens and except where the failure to have such title, leasehold or other interest, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
(a) Real Estate. Set forth on Schedule 4.11(b) is a true and complete list, as of the Closing Date, of all Material Real Estate Assets, identifying the proper jurisdiction for the filing of a mortgage in respect of each Material Real Estate Asset. Except as set forth on Schedule 4.11(b), as of the Closing Date, neither the Borrower nor any Subsidiary (i) has received written notice, or has knowledge, of any pending or contemplated condemnation or similar proceeding affecting any Material Real Estate Asset or any Disposition thereof in lieu of condemnation or (ii) is obligated under any right of first refusal, option or other contractual right under any Contractual Obligation to which the Borrower or any Subsidiary is a party to sell, transfer or otherwise dispose of any Material Real Estate Asset or any interest therein.
(b) Intellectual Property. The Borrower and each Subsidiary owns, or is licensed to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by the Borrower or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned or used by the Borrower or any Subsidiary is pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
1.12. Environmental Matters. Except as has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries are, and have been, in compliance with all Environmental Laws, (b) none of the Borrower, any Subsidiary or any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to or arising out of any Environmental Law or any Hazardous Materials Activity and neither the Borrower nor any Subsidiary has received any written notice, letter or request for information alleging any liability or obligation under Environmental Law, including under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC. § 9604) or any comparable state law, (c) there has been no Release of any Hazardous Materials on, at, under or from any property owned, leased or operated (and, to the knowledge of Holdings, the Borrower or any Subsidiary, formerly owned, leased or operated) by Holdings, the Borrower or any Subsidiary and (d) to the knowledge of Holdings, the Borrower or any Subsidiary, there are and have been no conditions, occurrences or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings, the Borrower or any Subsidiary.
1.13. [Reserved].
1.14. Governmental Regulation. None of the Credit Parties is or is required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940.
1.15. Federal Reserve Regulations. (a) Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(a) No portion of the proceeds of any Credit Extension will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors.
1.16. Employee Matters. Neither the Borrower nor any Subsidiary is engaged in any unfair labor practice that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against Holdings, the Borrower or any Subsidiary before the National Labor Relations Board or any other applicable

Governmental Authority, (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing against Holdings, the Borrower or any Subsidiary, (c) no strike, lockout or work stoppage in existence or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing involving Holdings, the Borrower or any Subsidiary and (d) to the knowledge of Holdings, the Borrower or any Subsidiary, no union organizing activity exists or is taking place with respect to the employees of Holdings, the Borrower or any Subsidiary.
1.17. Employee Benefit Plans. (a) The Borrower and each Subsidiary is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan, except where such failure to comply or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC (other than required premium payments) with respect to any Pension Plan has been or is expected to be incurred by the Borrower, any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower and the Subsidiaries and any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary and each of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except where such failure to comply or such default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(a) The Borrower and each Subsidiary has, where applicable, established, operated and administered (including the payment, withholding and remitting of all required contributions in a timely manner) each Canadian Pension Plan and each Canadian Benefit Plan in compliance with applicable law, except where such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no proceeding or claim (other than routine claims for benefits and related appeals) pending or, to the knowledge of the Borrower, threatened in writing, against the Borrower or any Subsidiary with respect to any Canadian Pension Plan or Canadian Benefit Plan that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect. Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of any Statutory Plan have been remitted or paid in a timely fashion to or in respect of the Statutory Plan in accordance with its terms and applicable law and (ii) all of its obligations that are due under each applicable Statutory Plan have been paid.
1.18. [Reserved].
1.19. Compliance with Laws. Subject, in the case of the Borrower and each Subsidiary that is a Debtor, the Borrower and each Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all applicable Environmental Laws and other than with respect to the commencement of the Cases), except where such failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
1.20. Disclosure. As of the Closing Date, all written information (other than financial projections (including the Projections), estimates, forecasts and information of a general economic or industry-specific nature) provided by or on behalf of Holdings, the Borrower or any of their respective representatives to any Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby, taken as a whole, contains or will contain, when furnished, any untrue statement of a material fact or omits or will omit, when furnished, to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto delivered to the Lenders prior to the Closing Date). The financial projections (including the Projections and the Initial Budget), forecasts, budgets and other forward-looking information provided by or on behalf of Holdings, the Borrower or any of their respective representatives to any Agent or any Lender in connection with the DIP Facility, the negotiation of this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby have been prepared in good faith based upon estimates and assumptions believed by Holdings and the Borrower to be reasonable as of the date thereof, at the time such information was furnished to any Agent or any Lender (it being understood and agreed that financial projections, estimates and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from the projected results, and such differences may be material) and as of the Closing Date. As of the Closing Date (and as of the date of any update thereto or any other Beneficial Ownership Certification provided in accordance with this Agreement), the information included in such Beneficial Ownership Certification is accurate, complete and correct in all respects.
1.21. Collateral Matters. (a) Upon entry of the Interim DIP Order (and, if entered, the Final DIP Order), the Liens granted thereunder by the Debtors to the Collateral Agent on any Collateral shall be valid and automatically perfected with the priority set forth herein and in the DIP Orders, and no filing or other action will be necessary to perfect or protect such Liens and security interests with respect to the Debtors’ Obligations under the Credit Documents and such DIP Order.
(a) Upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, but subject to Permitted Liens, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC or PPSA financing statements, prior and superior in right to any other Person, but subject to Permitted Liens.
(b) [Reserved].
(c) Upon the recordation of the Intellectual Property Grants of Security Interest with the United States Patent and Trademark Office or the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, and the filing of the financing statements referred to in Section 4.21(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States Patent and Trademark Office or United States Copyright Office or the Canadian Intellectual Property Office, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).
(d) Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 4.21, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, but subject to Permitted Liens.
(e) Notwithstanding anything in this Agreement (including this Section 4.21) or in any other Credit Document to the contrary, none of Holdings, the Borrower or any Subsidiary makes, or shall be deemed to have made, any representation or warranty as to (i) the perfection or non-perfection, the priority or the enforceability of any security interest in any Collateral consisting of Equity Interests in any Foreign Subsidiary (except with respect to NX Utilities ULC), or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto under any foreign law (except, solely with respect to the assets of, or Equity Interests in, NX Utilities ULC, the federal laws of Canada or any province or territory of Canada), (ii) the creation of any security interest, or the perfection or non-perfection, the priority or the enforceability of any security interest, in each case, to the extent such security interest or perfection is expressly not required pursuant to the Collateral and Guarantee Requirement or (iii) on the Closing Date and until required pursuant to the final paragraph of Section 3.1, the creation of any security interest, or the perfection or non-perfection, the priority or enforceability of any security interest that is expressly not required to be created or in effect on the Closing Date pursuant to such paragraph.
1.22. Insurance. Schedule 4.22 sets forth, as of the Closing Date, a true and complete description of all property damage, business interruption and liability insurance maintained by or on behalf of the Borrower and the Subsidiaries.
1.23. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. (a) None of Holdings, the Borrower or any of the Subsidiaries or, to the knowledge of Holdings, the Borrower or any Subsidiary, any of their respective directors, officers, employees, agents, advisors or Affiliates is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions or economic embargoes administered or enforced by the United States Department of State or the United States Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”) or (ii) located, organized or resident in a country, territory or region that is, or whose government is, the subject of Sanctions. Each of Holdings, the Borrower and the Subsidiaries and, to the knowledge of Holdings, the Borrower or any Subsidiary, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the PATRIOT Act and (iii) any other applicable anti-terrorism and money laundering laws, rules, regulations and orders, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).
(a) Each of Holdings, the Borrower and the Subsidiaries and, to the knowledge of Holdings, the Borrower or any Subsidiary, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).
(b) No part of the proceeds of the Loans will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or in any other manner that would result in a violation of Sanctions by any Person or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.
1.24. Cases; Orders.
(a) The Cases were commenced on the Petition Date, duly authorized in accordance with applicable laws, and proper notice thereof has been or will be given of (i) the motion seeking approval of the Credit Documents, the entry of the Interim DIP Order and the Final DIP Order, and (ii) the hearing for the entry of the Final DIP Order. Proper notices of the motions for entry of the Interim DIP Order and the hearings thereon were given.
(b) With respect to each Credit Party that is a Debtor, subject to and upon entry of the Interim DIP Order, the Pledge and Security Agreement and the other Collateral Documents are legally binding on such Credit Party, and the Collateral shall be subject to a legal, valid, enforceable and perfected security interest and Liens in favor of the Collateral Agent for the benefit of the Secured Parties with the priority set forth in the DIP Orders, to the fullest extent permissible under applicable law.
(c) The Credit Parties are in compliance in all material respects with the terms and conditions of the DIP Orders. Each of the Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) and the Final DIP Order (from and after the date on which the Final DIP Order is entered) is in full force and effect, is a Final Order and has not been modified or amended other than as acceptable to the Lenders.
(d) From and after the entry of the Interim DIP Order, pursuant to and to the extent permitted in the Interim DIP Order and applicable law, the Obligations (i) will constitute allowed joint and several superpriority claims and (ii) will be secured by a valid, binding, continuing, enforceable, fully perfected Lien on all of the Collateral pursuant to Sections

364(c)(2), (c)(3) and (d) of the Bankruptcy Code, subject only to the Carve Out and the priorities set forth in the DIP Orders.
(e) The entry of the Interim DIP Order (and, when applicable, the Final DIP Order) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, the DIP Superpriority Claims and Liens described in Section 2.29, without the necessity of the execution (or recordation or filing) of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents, to the extent permissible under applicable law.

SECTION 5. AFFIRMATIVE COVENANTS
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that:
1.1. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent and, where applicable, to the Lenders:
(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2023), the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, comprehensive income, equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with (i) a Narrative Report with respect thereto and (ii) a report thereon of RSM LLP or an independent registered public accounting firm of recognized national standing (which report shall not contain any qualification, exception or emphasis as to the scope of audit), and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Borrower and the Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);
(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days (or, in the case of the first two Fiscal Quarters ending after the Closing Date, 60 days) after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, comprehensive income, equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Quarter (in the case of such statements of operations and comprehensive income) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification and a Narrative Report with respect thereto;
(c) Forecasts. As soon as practicable, and in any event within 60 days after the beginning of each Fiscal Year, the forecasted consolidated balance sheets of the Borrower and the Subsidiaries and the related consolidated statements of income and cash flows of the

Borrower and the Subsidiaries for each Fiscal Quarter of such Fiscal Year, each in reasonable detail (including an explanation of the assumptions on which such forecasts are based), representing the good faith forecasts of the Borrower for each such Fiscal Quarter, and certified by a Financial Officer of the Borrower as being the most accurate forecasts available, together with such supporting schedules and information as the Administrative Agent from time to time may reasonably request;
(d) [Reserved];
(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet included in the consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements, including those for the prior period;
(f) Notice of Default and Material Adverse Effect. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of any event or condition set forth below, a certificate of an Authorized Officer of the Borrower setting forth the details of such event or condition and any action Holdings, the Borrower or any Subsidiary has taken, is taking or proposes to take with respect thereto:
(i) the occurrence of any Default or Event of Default or any defaults by the Borrower under the Restructuring Support Agreement (and the steps, if any, being taken to remedy it); or
(ii) any event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(g) Notice of Adverse Proceedings. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of (in each case, other than the Cases) (i) any Adverse Proceeding that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or that in any manner questions the validity or enforceability of any of the Credit Documents or (ii) any material and adverse development in any Adverse Proceeding referred to in clause (i) above, in each case where such development has not previously been disclosed in writing by the Borrower to the Administrative Agent and the Lenders, a certificate of an Authorized Officer of the Borrower setting forth the details of such Adverse Proceeding or development;
(h) ERISA. (i) Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of the occurrence of or of forthcoming occurrence of any ERISA Event that could reasonably be expected to result in liability of the Borrower in an amount exceeding $1,000,000, a written notice specifying the nature thereof, what action the Borrower or any Subsidiary or any of their respective ERISA Affiliates (with respect to ERISA Affiliates, solely to the extent that could reasonably be expected to result in material liability to the Borrower and the Subsidiaries taken as a whole) has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after request by the Administrative Agent or any Lender, copies of all notices received by the Borrower or any Subsidiary from a Multiemployer Plan sponsor concerning an ERISA Event;

(i) Information Regarding Credit Parties. (A) Within 30 days of the occurrence thereof (or such longer period as the Administrative Agent, at the direction of the Requisite Lenders, may agree to in writing), written notice of any change in (i) any Credit Party’s legal name, as set forth in its Organizational Documents, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party and (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number;
(j) [Reserved];
(k) Asset Sales and Insurance/Condemnation Events. Prompt written notice of the occurrence of any Asset Sale or any Insurance/Condemnation Event, or any other casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral under the power of eminent domain or by condemnation or similar proceeding;
(l) Filed or Distributed Information. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Credit Document, copies of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Subsidiary with any securities exchange or with the SEC or any Governmental Authority performing similar functions;
(m) Information under Material Indebtedness. Promptly after the furnishing thereof and to the extent not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 5.1, copies of any material requests or material notices received by any Credit Party or any Subsidiary (other than in the ordinary course of business) or material statements or material reports (other than in connection with any board observer rights and, with respect to any Permitted Revolving Indebtedness, other than borrowing base and related certificates) furnished by Holdings, the Borrower or any Subsidiary pursuant to the terms of any Permitted Revolving Indebtedness;
(n) Beneficial Ownership Certification. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge thereof, notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;
(o) Other Information. Promptly after any request therefor, (i) such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Credit Document and (ii) such information and documentation for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), in each case, as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may reasonably request; and
(p) Information under ABL DIP Facility or to the Committee. Notwithstanding anything to the contrary in this Section 5.1, concurrently with the furnishing thereof, copies of all written reports, information, notices and certificates furnished by Holdings, the Borrower or any Subsidiary to any official committee appointed to the Case, if any, or pursuant to the terms of the ABL DIP Credit Agreement to the administrative agent, collateral agent or lenders therein;

provided that none of Holdings, the Borrower or any Subsidiary will be required to disclose any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) (i) is prohibited by applicable law or any obligations of confidentiality binding upon Holdings, the Borrower or any Subsidiary or (ii) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to Holdings, the Borrower or a Subsidiary, provided that Holdings shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and Holdings, the Borrower and the Subsidiaries shall use commercially reasonable efforts to communicate or permit the inspection, examination, copying or discussion, to the extent permitted, the applicable document, information or other matter in a way that would not violate the applicable law or any such obligation of confidentiality and, in the case of any such obligation of confidentiality, to obtain a waiver with respect thereto.
Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Private-Side Information will not be posted on the portion of the Platform that is designated for Public Lenders. Holdings and the Borrower agree to clearly designate all information provided to any Agent by or on behalf of any Credit Party that contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If Holdings and the Borrower have not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Private Lenders.
Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(l) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower (provided, in each case, that the Borrower has notified the Administrative Agent (including by email) that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
1.2. Existence. Holdings, the Borrower and each Subsidiary will at all times preserve and keep in full force and effect (a) its existence and (b) all rights, franchises, licenses and permits necessary for the ordinary conduct of the business of Holdings, the Borrower and the Subsidiaries; provided that (i) other than in the case of clause (a) above with respect to Holdings and the Borrower, the foregoing shall not apply to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the foregoing shall not prohibit any transaction permitted under Section 6.8.
1.3. Payment of Taxes and Claims. Subject to Bankruptcy Law, the terms of the applicable DIP Order and any required approval by the Bankruptcy Court, the Borrower and each Subsidiary may pay all Taxes imposed upon it or any of its properties and all claims (including claims for labor, services, materials and supplies) (in the case of any such Person that is a Debtor, solely to the extent arising after the Petition Date) for sums that have become due and payable and that by law have become or may become a Lien on any of its properties, in each case prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if (a) solely in the case of any such Tax, it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as (i) an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (ii) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) the failure to make such payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
1.4. Maintenance of Properties. (a) The Borrower and each Subsidiary will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and fire, casualty or condemnation excepted, all Properties used or useful in the business of the Borrower and the Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(a) The Borrower and each Subsidiary will take all actions reasonably necessary to protect all Intellectual Property used or useful in the business of the Borrower and the Subsidiaries, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Borrower and each Subsidiary by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality and invention assignment agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of the Borrower or any Subsidiary shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by the Borrower or any Subsidiary by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
1.5. Insurance. The Borrower and the Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets and businesses of the Borrower and the Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses operating in the same or similar locations, in each case in such amounts (with no greater risk retention), covering such risks and otherwise on such terms and conditions as shall be customary for such Persons (in each case, in the reasonable judgment of the Borrower). Without limiting the generality of the foregoing, the Borrower and the Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors. Each such policy of insurance maintained by or on behalf of the Credit Parties shall (beginning on the date which is 90 days after the Closing Date (or on such later date as the Administrative Agent, at the direction of the Requisite Lenders, may agree to in writing)) (a) in the case of liability insurance policies (other than workers’ compensation and other policies for which such endorsements are not customary), name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder, and (b) in the case of business interruption and casualty insurance policies, contain a customary lender’s loss payable endorsement that names the Collateral Agent, for the benefit of the Secured Parties, as a lender loss payee thereunder, and provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ (or such shorter number of days as may be agreed to by the Collateral Agent, at the direction of the Requisite Lenders, or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Collateral Agent.
1.6. Books and Records; Inspections. The Borrower and each Subsidiary will keep proper books of record and accounts in which entries in conformity in all material respects with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization). The Borrower and each Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives) to visit and inspect any of its properties, to examine, copy and make extracts from its financial and accounting records and to discuss its business, operations, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default has occurred and is continuing, such visits and inspections shall be limited to not more than one visit and inspection (coordinated through the Administrative Agent) in any Fiscal Year and such visit and inspection shall be at the expense of the Borrower (it being agreed that during the continuance of an Event of Default, such visits and inspections are not limited in number or otherwise by this proviso and all such visits and inspections shall be at the expense of the Borrower). The Administrative Agent and the Lenders conducting any such visit or inspection shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent registered public accounting firm. Notwithstanding anything to the contrary in this Section 5.6, none of Holdings, the Borrower or any Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) (i) is prohibited by applicable law or any obligations of confidentiality binding upon Holdings, the Borrower or any Subsidiary or (ii) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to Holdings, the Borrower or a Subsidiary, provided that the Borrower shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and Holdings, the Borrower and the Subsidiaries shall use commercially reasonable efforts to communicate or permit the inspection, examination, copying or discussion, to the extent permitted, the applicable document, information or other matter in a way that would not violate the applicable law or any such obligation of confidentiality and, in the case of any such obligation of confidentiality, to obtain a waiver with respect thereto.
1.7. Use of Proceeds. Subject in all respects to the DIP Orders and the Approved Budget, the Borrower will use the proceeds of the Loans for the purposes set forth in Section 2.6.The Borrower will use the proceeds of the Loans in a manner consistent with Section 4.15(b) and 4.23(c).
1.8. Compliance with Laws. The Borrower and each Subsidiary will comply with all applicable laws (including all Environmental Laws and all orders of any Governmental Authorities), except (a) in the case of Sanctions Laws, the PATRIOT Act and other applicable anti-terrorism and money laundering laws and Anti-Corruption Laws, where failure to comply, individually or in the aggregate, is not material and (b) otherwise, where failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
1.9. Environmental Matters. (a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (whether prepared by personnel of the Borrower or any Subsidiary or by independent consultants, Governmental Authorities or any other Persons) with respect to significant environmental, health or safety conditions or compliance matters at any Facility or with respect to any Environmental Claims;
(ii) promptly upon an Authorized Officer of Holdings or the Borrower obtaining knowledge thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Materials present or Released at any real property which presence, Release or remedial action has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) Holdings or the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and
(iii) as soon as practicable following the sending or receipt thereof by the Borrower or any Subsidiary, a copy of any and all material written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any Subsidiary may be potentially responsible for any Hazardous Materials Activity and which has a reasonable possibility of resulting in a Material Adverse Effect.
(a) Hazardous Materials Activities. The Borrower will, and will cause each Subsidiary to, take promptly any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or any Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
1.10. Subsidiaries. If any Subsidiary of the Borrower not theretofore a Designated Subsidiary becomes a Designated Subsidiary, the Borrower will, as promptly as practicable, and in any event within 60 days of the date such Subsidiary becomes a Designated Subsidiary (or such longer period as the Administrative Agent, at the direction of the Requisite Lenders, may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Credit Party.
1.11. Additional Collateral. The Borrower will, as promptly as practicable, and in any event within 60 days (or such longer period as the Administrative Agent, at the direction of the Requisite Lenders, may agree to in writing) furnish to the Administrative Agent written notice of (a) the acquisition by any Credit Party of, or any real property of any Credit Party otherwise becoming, a Material Real Estate Asset after the Closing Date and (b) the acquisition by any Credit Party of any other material assets (other than any assets constituting Excluded Property) after the Closing Date, other than any such assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof.
1.12. Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Collateral Agent or the Requisite Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. The Borrower will provide to the Administrative Agent and the Collateral Agent or the Requisite Lenders, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent or the Requisite Lenders, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
1.13. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain (within 45 days of the Closing Date) and thereafter maintain (if obtained) a public corporate family rating from Moody’s and a public corporate credit rating from S&P, in each case in respect of the Borrower, and a public credit rating from each of Moody’s and S&P in respect of the Borrower’s Loans under this Agreement (it being understood, in each case, that no minimum ratings shall be required to be obtained or maintained).
1.14. Senior Indebtedness. In the event any Credit Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Credit Party shall take all such actions as shall be necessary to cause the Obligations to constitute “senior indebtedness” and “designated senior indebtedness” (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders, or an agent on their behalf, to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” (however denominated) under and in respect of any indenture or other agreement or instrument under which any Subordinated Indebtedness is outstanding or by which it is governed and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders, or an agent on their behalf, may have and exercise any payment blockage or other remedies available or potentially available to holders of “senior indebtedness” or “designated senior indebtedness” under the terms of such Subordinated Indebtedness.
1.15. Post-Closing Matters. With respect to the granting and perfection of the security interests in Collateral by each Credit Party with respect to which a Lien may be perfected by the filing of a financing statement under the UCC (or equivalent), the filing of such financing statement shall be accomplished and provisions reasonably satisfactory to the Requisite Lenders for the payment of all fees and taxes for such filings shall have been duly made within ten (10) days after the Closing Date (as such time frame may be extended by the Administrative Agent (at the direction of the Requisite Lenders) or the Requisite Lenders in their sole discretion (which extension may be via email)).
1.16. Representation and Warranty Insurance Proceeds. Holdings shall, within five Business Days of receipt thereof, contribute any proceeds received by it under each of those certain buyer-side representation and warranties insurance policies numbered 8034421 and ET111-000-699 to the Borrower or a Guarantor Subsidiary.

1.17. [Reserved].
1.18. Budget and Variance Reporting.
(a) Starting on Friday, June 2, 2023, on or before 12:00 p.m., New York City time on each Friday, the Borrower shall deliver to the Requisite Lenders (or their advisors or other designated representatives) a Variance Report for the Variance Testing Period ended on the previous Saturday.
(b) The Borrower shall deliver to the Requisite Lenders (or their advisors or other designated representatives) (i) on or prior to the Closing Date, the Initial Budget and (ii) a Cash Flow Forecast in form and substance reasonably satisfactory to the Requisite Lenders on or before 12:00 p.m., New York City time, on each Friday after the Petition Date (commencing Friday, June 2, 2023).
(c) The Cash Flow Forecast shall become the Approved Budget upon approval by the Requisite Lenders in their reasonable discretion; provided that, if the Requisite Lenders object to any Cash Flow Forecast, the prior Approved Budget shall remain in place and in full effect until a new Cash Flow Forecast is not objected to by the Requisite Lenders and becomes the Approved Budget.
1.19. Status Updates. On a weekly basis (unless a Default or an Event of Default has occurred and is continuing at such time in which case such calls shall be more frequently if requested by the Requisite Lenders), from and after the Closing Date through the Maturity Date, the Borrower shall hold a meeting (telephonically with reasonable notice prior thereto at times during normal business hours as may be reasonably agreed between the Borrower and the Requisite Lenders) with management of the Credit Parties, the Lenders and their respective professional advisors regarding (i) matters set forth in Section 5.18, operating disbursements, net investment and financing, the financial results, operations, other business developments, developments with respect to the restructuring process and milestones set forth in Section 5.20, and conditions surrounding vendors and customers.
1.20. Certain Case Milestones. Each of the Credit Parties shall ensure that each of the milestones set forth below (the “Milestones”) is achieved in accordance with the applicable timing referred to below (or such later dates as may be approved in writing by the Requisite Lenders in their sole discretion):
(a) no later than May 24, 2023, the Petition Date shall have occurred;
(b) no later than May 25, 2023, the Credit Parties shall commence solicitation of votes on the Chapter 11 Plan;
(c) no later than one (1) day from the Petition Date, the Chapter 11 Plan and disclosure statement shall have been filed in the Cases;
(d) no later than three (3) days from the Petition Date, the Interim DIP Order shall have been entered;
(e) no later than three (3) days from the Petition Date, the Disclosure Statement Order shall have been entered on an interim basis;
(f) no later than thirty (30) days from the Petition Date, the Final DIP Order shall have been entered on a final basis;

(g) no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Acceptable Confirmation Order;
(h) no later than forty-five (45) days from the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order on a final basis; and
(i) no later than sixty-five (65) days from the Petition Date, the Plan Effective Date shall have occurred
1.21. Certain Bankruptcy Matters. The Credit Parties and their Subsidiaries shall comply (i) after entry thereof, with all of the requirements and obligations set forth in the DIP Orders and the Cash Management Order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish material procedures for administration of the Cases or approving significant or material non-ordinary course transactions and obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”); provided, that any actions taken to enforce any rights or remedies arising from a breach of this Section 5.21 shall be subject to any requirements in the DIP Orders requiring a ruling or entry of an order of the Bankruptcy Court.
1.22. Bankruptcy Notices.
(a) The Borrower will furnish to the Administrative Agent and to each Lender, to the extent reasonably practicable (or, if impracticable, as soon as reasonably practicable prior to such filing), at least three (3) Business Days prior to filing with the Bankruptcy Court, notice and copies of the Final DIP Order, any motion in respect of an order that would constitute an “Approved Bankruptcy Court Order” and all other proposed orders and pleadings related to the Loans and the Credit Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, having a value in excess of $1,000,000, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto, which shall, in each case, have been prepared in good faith.
(b) The Borrower will furnish to the Administrative Agent and to each Lender, to the extent reasonably practicable, no later than two calendar days (or such shorter period as Administrative Agent, at the direction of the Requisite Lenders, may agree) prior to filing with the Bankruptcy Court all other filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (x) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise, or (y) for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than $1,000,000 in the aggregate in value.
1.23. Advisors. The Administrative Agent and the Lenders shall each be entitled to retain or continue to retain the DIP Secured Party Advisors. Subject to the Interim DIP Order and Final DIP Order, as applicable, the Credit Parties shall pay all reasonable and documented fees and expenses of such DIP Secured Party Advisors and all such fees and expenses shall constitute Obligations and be secured by the Collateral.

1.24. Reorganization Efforts. The Borrower shall promptly provide the Administrative Agent and the Lenders upon reasonable request with updates of any material developments in connection with the Credit Parties’ reorganization efforts under the Cases, whether in connection with the sale of all or substantially all of the Holdings’ or any of the Credit Parties’ assets, the marketing of any Credit Parties’ assets outside the ordinary course, the formulation of bidding procedures, and auction plan, or documents related thereto, any negotiations with respect to the Existing Secured Facilities, or otherwise. Without limiting the foregoing, promptly upon reasonable request and upon any such information becoming available to the Credit Parties, each Credit Party shall provide the Administrative Agent and the Lenders with copies of any informational packages provided to any potential bidders, a status report (upon request of the Administrative Agent, a Lender or the advisors to the Lenders) and updated information relating to any sale of assets, and copies of all drafts of proposed sale documentation, any such bids and any updates, modifications or supplements to such information and materials; provided that, for the avoidance of doubt, the foregoing shall not apply to the Administrative Agent or any Lender participating in such material sale of assets of one or all of the Credit Parties.
SECTION 6. NEGATIVE COVENANTS
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that:
1.1. Indebtedness. Neither the Borrower nor any Subsidiary will, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:
(a) the Indebtedness created under the Credit Documents;
(b) Indebtedness between or among (i) the Credit Parties, (ii) Subsidiaries that are not Credit Parties or (iii) Credit Parties and Subsidiaries that are not Credit Parties, to the extent (x) set forth on Schedule 6.1(b) or (y) following the Closing Date, payables incurred in the ordinary course operation of the business consistent with historical practice;
(c) Guarantees incurred in compliance with Section 6.6(d);
(d) Indebtedness existing on the Petition Date and set forth on Schedule 6.1, or incurred pursuant to credit facilities existing on the Petition Date and set forth on Schedule 6.1 (in an aggregate principal amount not to exceed the amount set forth on Schedule 6.1 in respect of such credit facilities); provided that (i) any incremental draws under existing Indebtedness on or after the Closing Date shall not be permitted without the prior consent of the Requisite Lenders and (ii) any Prepetition Indebtedness shall be stayed during the pendency of the Cases;
(e) Indebtedness of the Borrower or any Subsidiary (A) incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets of the Borrower or any Subsidiary, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets of the Borrower or any Subsidiary, provided, that at the time of incurrence or assumption of such Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (e) shall not exceed $5,000,000;

(f) [Reserved];
(g) [Reserved];
(h) [Reserved];
(i) [Reserved];
(j) [Reserved];
(k) [Reserved];
(l) (i) revolving credit Indebtedness of the Borrower and/or any Guarantor Subsidiary under the Prepetition ABL Credit Agreement or the ABL DIP Credit Agreement as contemplated by the DIP Orders and (ii) the Guarantees of any Indebtedness permitted under clause (i) above by any Credit Party;
(m) Indebtedness under the ABL DIP Credit Agreement as in effect on the Closing Date;
(n) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository, credit card, debit cards and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;
(o) Indebtedness incurred in respect of letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or similar instruments issued or created by the Borrower or any Subsidiary in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements, including in respect of workers’ compensation claims, unemployment insurance (including premiums related thereto), vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;
(p) Indebtedness in respect of, or in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments relating to, tenders, statutory obligations, performance, bid, appeal, stay, customs, surety and return-of-money bonds, performance and completion guarantees and similar obligations of the Borrower or any Subsidiary incurred in the ordinary course of business (including relating to any litigation being contested in good faith and not constituting an Event of Default under Section 8.1(h)) and not in connection with the borrowing of money or any Hedge Agreements;
(q) Indebtedness owed to current or former officers, directors or employees of the Borrower or any Subsidiary (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) to finance the purchase or redemption of Equity Interests in the Borrower permitted by Section 6.4, to the extent outstanding as of the Petition Date;
(r) Indebtedness consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, incurred in the ordinary course of business;
(s) [Reserved];

(t) [Reserved];
(u) [Reserved];
(v) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 6.1;
(w) (i) Guarantees by the Borrower or any Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guarantees or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;
(x) Indebtedness of the Borrower or any Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;
(y) Indebtedness of the Borrower or any Subsidiary representing deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of Holdings (or any direct or indirect parent thereof), the Borrower or any Subsidiary in the ordinary course of business;
(z) [Reserved];
(aa) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 8.1(i);
(ab) [Reserved];
(ac) Indebtedness outstanding as of the Petition Date of the Borrower and/or any Subsidiary owed to Pubco in an amount not to exceed $125,000,000; provided that (i) the stated maturity of such Indebtedness shall be no earlier than the Tranche B Term Loan Maturity Date (as defined in the Prepetition Term Loan Credit Agreement) and (ii) the interest rate applicable to such Indebtedness shall not exceed the interest rate applicable to the Pubco Convertible Notes; and
(ad) Guarantees in existence as of the Petition Date by the Borrower and/or any Subsidiary of the Pubco Convertible Notes in an amount not to exceed $125,000,000.
    For the avoidance of doubt and notwithstanding anything herein to the contrary, the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.
1.2. Liens. Neither the Borrower nor any Subsidiary will, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of the Borrower or any Subsidiary, whether now owned or hereafter acquired or licensed, or assign or sell any income, profits or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except the following, to the extent in existence as of the Petition Date or expressly permitted pursuant to the DIP Orders:
(a) Liens created under the Credit Documents;
(b) [Reserved];
(c) any Lien on any asset of the Borrower or any Subsidiary existing on the Petition Date and set forth on Schedule 6.2, and any extensions, renewals and replacements thereof; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien (it being understood that individual financings of the type permitted under Section 6.1(e) provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates)), and (ii) such Lien shall secure only those obligations that it secures on the Petition Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest on such obligations, any original issue discount and any reasonable fees, premiums and expenses relating to such extension, renewal or refinancing);
(d) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(e) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens; provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);
(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto), other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien or becomes subject to such Lien pursuant to an after-acquired property clause as in effect on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) (it being understood that individual financings of the type permitted under Section 6.1(e) provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates)), and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest on such obligations, any original issue discount or upfront fees and any fees, premiums and expenses relating to such extension, renewal or refinancing);
(f) [Reserved];

(g) [Reserved];
(h) Liens on the Collateral securing Permitted Revolving Indebtedness under the Prepetition ABL Credit Agreement or the ABL DIP Credit Agreement, in each case, subject to the DIP ABL Intercreditor Agreement and the DIP Orders, and obligations relating to the foregoing not constituting Indebtedness;
(i) in connection with any Disposition permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof;
(j) [Reserved];
(k) [Reserved];
(l) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for any Acquisition or Investment permitted hereunder;
(m) nonexclusive outbound licenses of Intellectual Property granted by the Borrower or any Subsidiary in the ordinary course of business that do not materially detract from the value of the affected asset or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(n) any Lien in favor of the Borrower or any Subsidiary (other than Liens on assets of any Credit Party in favor of a Subsidiary that is not a Credit Party);
(o) (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(p) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien;
(q) [Reserved];
(r) [Reserved];
(s) [Reserved];
(t) [Reserved];
(u) Liens on the Equity Interests of joint ventures securing capital contributions to, or obligations of, such Persons; and
(v) Liens securing obligations related to Hedge Agreement, to the extent permitted under Section 6.12 and pursuant to the First Day Orders.
Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to Section 6.2(a), 6.2(e), 6.2(g), 6.2(h), 6.2(i), 6.2(k) or 6.2(n).
1.3. No Further Negative Pledges. Neither the Borrower nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document, (b) restrictions and conditions existing on the Closing Date identified on Schedule 6.3, and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (c) in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, restrictions and conditions imposed by the Organizational Documents of such Subsidiary or such other Person or contained in any related joint venture, shareholders’ or similar agreement or, in the case of clause (ii), in any agreement or instrument relating to Indebtedness of such Person, provided in each case that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary or to the Equity Interests in such other Person, as applicable, (d) [reserved], (e) [reserved], (f) [reserved], (g) [reserved], (h) restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (i) restrictions on cash or deposits or net worth covenants imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (j) customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (k) [reserved], (l) [reserved], and (m) restrictions constituting Permitted Liens.
1.4. Restricted Junior Payments. Neither the Borrower nor any Subsidiary will declare or pay or make, directly or indirectly, any Restricted Junior Payment, or incur any obligation (contingent or otherwise) to do so, except for Restricted Junior Payments that are expressly permitted pursuant to the DIP Orders.
1.5. Restrictions on Subsidiary Distributions. Neither the Borrower nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by the Borrower or any Subsidiary, (b) to repay or prepay any Indebtedness owing by such Subsidiary to the Borrower or any Subsidiary, (c) to make loans or advances to the Borrower or any Subsidiary or to Guarantee the Obligations or (d) to transfer, lease or license any of its assets to the Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Credit Document, (ii) restrictions and conditions existing on the Closing Date identified on Schedule 6.5, and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (iii) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) in the case of restrictions and conditions referred to in clause (d) above, the Equity Interests in any Person that is not a Subsidiary, restrictions imposed by the Organizational Documents of such Subsidiary or such other Person or contained in any related joint venture, shareholders’ or similar agreement or, in the case of clause (B), in any agreement or instrument relating to Indebtedness of such Person, provided in each case that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary or to the Equity Interests in such other Person, as applicable, (iv) [reserved], (v) [reserved], (vi) [reserved], (vii) [reserved], (vii) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (ix) restrictions on cash or deposits or net worth covenants imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (x) in the case of restrictions and conditions referred to in clause (d) above, customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (xi) [reserved], (xii) [reserved], and (xiii) restrictions constituting Permitted Liens.
1.6. Investments. Neither the Borrower nor any Subsidiary will purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:
(a) Investments in Cash and Cash Equivalents and in assets that were Cash Equivalents when such Investment was made;
(b) Investments existing (or that are made pursuant to legally binding written commitments existing) on the Closing Date and, in each case, set forth on Schedule 6.6, and any modification, replacement, renewal, reinvestment or extension of any such Investment so long as the amount of any Investment permitted pursuant to this clause (b) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date (as set forth on Schedule 6.6) or as otherwise permitted by (and made in reliance on) another clause this Section 6.6;
(c) Investments by the Borrower or any Subsidiary in any Credit Party;
(d) Guarantees by the Borrower or any Subsidiary of Indebtedness or other monetary obligations of the Borrower or any other Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty), to the extent in existence as of the Petition Date or expressly permitted pursuant to the DIP Orders;
(e) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (ii) deposits, prepayments and other credits to suppliers or licensors made in the ordinary course of business;
(f) [Reserved];
(g) [Reserved];
(h) Investments in the form of Hedge Agreements permitted under Section 6.12;
(i) payroll, travel and similar advances to directors, officers and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;
(j) loans or advances to employees of Holdings, the Borrower or any other Subsidiary for travel in the ordinary course of business not to exceed $250,000 in the aggregate;

(k) [Reserved];
(l) [Reserved];
(m) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;
(n) Guarantees of obligations of the Borrower or any Subsidiary in respect of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(o) [Reserved];
(p) [Reserved];
(q) [Reserved];
(r) Investments (i) deemed to exist as a result of Liens permitted by Section 6.2, (ii) consisting of the incurrence or assumption of Indebtedness in accordance with Section 6.1 (other than in reliance on Section 6.1(b) or 6.1(c)) and (iii) consisting of the acquisition of assets resulting from the consummation of a merger, consolidation, dissolution or liquidation in accordance with Section 6.8(a) (it being understood that this clause (r) may be relied on to consummate any transaction that is technically subject to this Section 6.6 but is intended to be restricted primarily by any such other Section, but may not be relied on to consummate any transaction that is intended to be restricted primarily by this Section 6.6);
(s) Guarantees in existence as of the Petition Date by the Borrower and/or any Subsidiary of the Pubco Convertible Notes in an amount not to exceed $125,000,000;
(t) [Reserved];
(u) [Reserved];
(v) [Reserved]
(w) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials or equipment, or purchases, acquisitions, licenses, sublicenses (or other grants or rights to use or exploit), leases or subleases of any asset, Intellectual Property or other rights and the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements, in each case in the ordinary course of business;
(x) [Reserved];
(y) [Reserved];
(z) [Reserved]; and
(aa) [Reserved].
Notwithstanding anything in this Section to the contrary, no Material Assets owned by any Credit Party may be contributed as an Investment by any Credit Party to any non-Credit Party.
1.7. [Reserved].

1.8. Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries. (a) Neither the Borrower nor any Subsidiary will merge or consolidate or amalgamate with or into any other Person, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), and neither the Borrower nor any Subsidiary shall Dispose (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of the Borrower and the Subsidiaries, on a consolidated basis, except that:
(i) any Subsidiary (or any other Person (other than Holdings)) may merge, amalgamate or consolidate with or into any one or more other Subsidiaries, provided that if any Guarantor Subsidiary merges, amalgamates or consolidates with or into another Subsidiary that is not a Credit Party, the continuing or surviving Person shall be a Guarantor Subsidiary;
(ii) [Reserved];
(iii) any Person (other than the Borrower) may merge or consolidate with or into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Guarantor Subsidiary, the surviving entity is a Guarantor Subsidiary;
(iv) [Reserved];
(v) [Reserved];
(vi) [Reserved]; and
(vii) any Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with or into any other Person in order to effect an Investment permitted pursuant to Section 6.6;
provided that, in the case of clauses (i) and (iii) above, any such merger or consolidation shall not be permitted unless it, and each Investment resulting therefrom, is also permitted under Section 6.6 (other than in reliance on Section 6.6(r)).
(a) Neither the Borrower nor any Subsidiary will Dispose of, or exclusively license, any asset, including any Equity Interest, owned by it (other than (x) to the Borrower or any other Subsidiary in compliance with Section 6.6, (y) directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law and (z) the use of Cash), except:
(i) Dispositions of (A) inventory and goods held for sale in the ordinary course of business, (B) used, obsolete, worn out or surplus equipment in the ordinary course of business, (C) items of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Subsidiaries (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or be abandoned), (D) leasehold improvements to landlords pursuant to the terms of leases in respect of Leasehold Property and (E) Cash Equivalents;
(ii) Dispositions and exclusive licenses to the Borrower or any Subsidiary, provided that if the transferor or the licensor is the Borrower or any other Credit Party, then (A) the transferee or licensee thereof shall be a Credit Party and, if the property subject thereto constitutes Collateral, it shall continue to constitute Collateral after giving effect thereto or (B) solely if such transaction constitutes an Investment, such transaction is permitted under Section 6.6 (other than in reliance on Section 6.6(r));
(iii) Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;
(iv) Dispositions of assets in any Insurance/Condemnation Event (including Dispositions in lieu of condemnation);
(v) leases, subleases, licenses, sublicenses or other grants of rights to use or exploit, occupancy agreements in respect of or other assignments of, any property, including Intellectual Property, in each case in the ordinary course of business; provided that such leases, licenses, subleases, grants or agreements do not adversely affect in any material respect the value of the properties subject thereto (including the value thereof as Collateral) or not interfere in any material respect with the ordinary conduct of business of the Borrower and the other Subsidiaries, taken as a whole;
(vi) [Reserved];
(vii) [Reserved];
(viii) the unwinding of Hedge Agreements in accordance with the terms thereof;
(ix) [Reserved];
(x) Dispositions of Investments (including Equity Interests) in, and issuances of Equity Interests by, any joint venture or non-wholly owned Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between the parties to such joint venture or equityholders of such non-wholly owned Subsidiary set forth in, the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or non-wholly-owned Subsidiary;
(xi) [Reserved];
(xii) [Reserved];
(xiii) (i) Liens permitted by Section 6.2, (ii) Investments permitted by Section 6.6 and (iii) Restricted Junior Payments permitted by Section 6.4;
(xiv) Dispositions of assets that are not permitted by any other clause of this Section 6.8(b), provided that (A) all Dispositions made in reliance on this clause (xiv) shall be made for fair value (as determined reasonably and in good faith by the Borrower) and shall not exceed $1,000,000 in the aggregate, (B) in the case of any Disposition (or a series of related Dispositions) for consideration in excess of $250,000 in value, the Borrower or such Subsidiary shall receive at least 75% of the consideration for such transaction in Cash, (C) the Net Proceeds thereof shall be applied as required by Section 2.14 and (D) before and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing (other than with respect to a Disposition made pursuant to a legally binding commitment entered into by the Borrower or any Subsidiary at a time when no Event of Default existed or would have resulted from such Disposition); and

(xv) [Reserved].
(b) The Borrower will not permit any Person other than the Borrower, or one or more of its Subsidiaries that is not a CFC or a CFC Holding Company, to own any Equity Interests in any Subsidiary that is a Domestic Subsidiary and is not a CFC Holding Company, provided that (i) any CFC Holding Company may own Equity Interests in any other CFC Holding Company and (ii) the foregoing shall not apply with respect to any Domestic Subsidiary the Equity Interests of which are owned by a CFC or a CFC Holding Company as of the Closing Date.
1.9. [Reserved].
1.10. Transactions with Affiliates. Subject in all respects to the First Day Orders, neither the Borrower nor any Subsidiary will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments or consideration in excess of the $250,000 for any individual transaction or series of related transactions with any Affiliate of the Borrower or such Subsidiary on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that, subject to the Approved Budget and any necessary court approval, the foregoing restriction shall not apply to:
(a) transactions between or among the Credit Parties or their Subsidiaries or any other Person that becomes a Subsidiary as a result of such transaction, not involving any other Affiliate;
(b) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions;
(c) [Reserved];
(d) [Reserved];
(e) employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between Holdings (or any direct or indirect parent thereof), the Borrower or any of the other Subsidiaries and their respective future, current or former officers, directors, employees, managers, partners, consultants or independent contractors (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former officers, directors, employees, managers, partners, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or other similar governing body) of Holdings (or any direct or indirect parent thereof) or the Borrower or any Subsidiary;
(f) payment of customary fees and indemnities to and reimbursement of out-of-pocket costs and expenses of any future, current or former officers, directors and employees of the Borrower and the Subsidiaries entered into in the ordinary course of business;
(g) Investments permitted under Section 6.6 (including loans and advances permitted under Section 6.6(i) or 6.6(j));

(h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.10 or any amendment, modification, replacement, renewal or extension of to any such agreement to the extent that the resulting agreement is not adverse to the Lenders in any material respect;
(i) transactions between the Borrower or any other Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings (or any direct or indirect parent thereof), the Borrower or any other Subsidiary, provided that such director abstains from voting as a director of Holdings (or such direct or indirect parent thereof), the Borrower or such other Subsidiary, as the case may be, on any matter involving such other Person;
(j) [Reserved];
(k) [Reserved];
(l) (i) transactions with Subsidiaries or joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and (ii) other transactions with non-wholly-owned Subsidiaries or joint ventures in the ordinary course of business consistent with past practices;
(m) [Reserved];
(n) [Reserved];
(o) [Reserved]; and
(p) [Reserved].
1.11. Conduct of Business. Neither the Borrower nor any Subsidiary will engage to any material extent in any business substantially different from the types of businesses conducted by the Borrower and the Subsidiaries on the Closing Date and businesses reasonably related, complementary, synergistic or ancillary thereto or representing a reasonable extension thereof. Neither the Borrower nor any Subsidiary shall maintain, establish or contribute to any Canadian Pension Plan that contains a “defined benefit provision” as such term is defined under the Income Tax Act (Canada), except to the extent such maintenance, establishment or contribution, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
1.12. Hedge Agreements. Neither the Borrower nor any Subsidiary will enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary; provided that, in the case of the foregoing clauses (a) and (b), such Hedge Agreements shall be permitted by the DIP Orders in respect of the Credit Parties that are Debtors, pursuant to the First Day Orders.
1.13. Amendments or Waivers of Organizational Documents and Certain Agreements. Neither the Borrower nor any Subsidiary will agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, (a) any Junior Indebtedness to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders or (b) its Organizational

Documents to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.
1.14. Fiscal Year. Neither the Borrower nor any Subsidiary will change its Fiscal Year to end on a date other than December 31; provided that the Borrower may, upon written notice to the Lenders, change its Fiscal Year to end on any other date reasonably acceptable to the Requisite Lenders, in which case the Borrower and the Requisite Lenders will, and are hereby authorized by the Lenders to, make any amendments or other modifications to this Agreement and the other Credit Documents that are necessary, in the reasonable judgment of the Requisite Lenders and the Borrower, to reflect such change in Fiscal Year.
1.15. Holding Company. Holdings will not conduct, transact or otherwise engage in any substantial business or operations and will not, declare or make, or agree to declare or make, directly or indirectly, any Restricted Junior Payment; provided that the following shall in any event be permitted:
(a) incidental business or operations related to its ownership of the Equity Interests in the Borrower;
(b) the entry into, and the performance of its obligations with respect to, the Transactions, the Credit Documents or documentation relating to other Indebtedness permitted to be incurred hereunder;
(c) [Reserved];
(d) [Reserved];
(e) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance;
(f) [Reserved];
(g) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, employees, managers, partners, consultants and independent contractors;
(h) the entry into, and performance of its obligations with respect to, indemnification arrangements with officers, directors, employees, managers, partners, consultants or independent contractors of Holdings or any of its Subsidiaries;
(i) any transaction between Holdings and the Borrower or any other Subsidiary expressly permitted under this Article VI, including (i) holding any cash, Cash Equivalents or property received in connection with Restricted Junior Payments made by the Borrower or any other Subsidiary in accordance with Section 6.4 pending application thereof by Holdings in the manner contemplated by Section 6.4, (ii) the provision of Guarantees in the ordinary course of business in respect of obligations of the Borrower or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners, provided for the avoidance of doubt, that such Guarantees shall not be in respect of Indebtedness for borrowed money;
(j) preparing reports to Governmental Authorities and to its shareholders;

(k) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law;
(l) complying with applicable law; and
(m) activities incidental to the foregoing;
Holdings will not create, incur, assume or suffer to exist any Lien on any Equity Interests in the Borrower (other than Liens pursuant to any Credit Document or as permitted under the DIP Orders).
1.16. [Reserved].
1.17. [Reserved].
1.18. [Reserved].
1.19. Payments to Non-Credit Party Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries that are Credit Parties to, transfer (i) cash or Cash Equivalents to any Subsidiary that is not a Credit Party except to the extent such cash or Cash Equivalents are to be promptly used by such Subsidiary that is not a Credit Party to make payments (or to reimburse payments already made) in accordance with the Approved Budget (subject to Permitted Variances), together with any markup in accordance with and no greater than that charged under the group’s existing transfer pricing policies as in effect on the Petition Date or (ii) property or assets (other than cash or Cash Equivalents or receivables satisfied by the transfer of cash or Cash Equivalents in the foregoing clause (i)) to any Subsidiary that is not a Credit Party.
1.20. Additional Bankruptcy Matters. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, without the Requisite Lenders’ prior written consent, do any of the following:
(a) assert, join, support or prosecute any claim or cause of action against any of the Lenders, unless such claim or cause of action is in connection with the enforcement of the Credit Documents against any of the Agents or Lenders; provided that nothing contained in this clause 6.20(a) shall prohibit the Debtors from responding to or complying with discovery requests of any statutory committee appointed or appearing in the Cases, in whatever form, made in connection with an investigation against any of the Agents or Lenders or the payment from proceeds of the Loans of professional fees related thereto;
(b) subject to the terms of the DIP Orders and subject to Section 8, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default; provided, that any Credit Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the DIP Orders; or
(c) except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or, with the prior consent of the Requisite Lenders, as provided pursuant to an Approved Bankruptcy Court Order, make any payment or distribution to any Non-Debtor affiliate or insider unless such payment or distribution is on arm’s length terms, consistent with past practice and in the ordinary course of business for the applicable Credit Party or Subsidiary.

1.21. Budget Variance Covenant.
(a) Commencing with the first full calendar week of the Cases, for each Variance Testing Period, neither the Borrower nor any Subsidiary will permit the aggregate actual operating disbursements of the Credit Parties to be more than 115% of the projected amounts therefor set forth in the Approved Budget (such variance, the “Permitted Disbursements Variance”).
(b) Except in each case as consented to by Administrative Agent in writing at the direction of the Requisite Lenders in their reasonable discretion, commencing with the first full calendar week of the Cases, for each Variance Testing Period, neither the Borrower nor any Subsidiary will permit the aggregate actual professionals disbursements (excluding counsel to the Administrative Agent) and the aggregate actual non-operating disbursements to be more than 115% of the projected amounts therefor set forth in the Approved Professional Fee Budget (such variance, the “Permitted Professionals Variance”); provided, that the Credit Parties may reallocate amounts not so spent or dispersed by the Credit Parties in any four-week period to any subsequent four-week rolling period.

SECTION 7. GUARANTEE
1.1. Guarantee of the Obligations . The Guarantors jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual payment in full of all Obligations when and as the same shall become due. In furtherance of the foregoing, the Guarantors hereby jointly and severally agree that upon the failure of the Borrower or any other Person to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of all Obligations then due as aforesaid.
1.2. Indemnity by Holdings and the Borrower; Contribution by the Guarantors. (a) In addition to all such rights of indemnity and subrogation as any Guarantor Subsidiary may have under applicable law (but subject to Section 7.5), Holdings and the Borrower agree that (i) in the event a payment in shall be made by any Guarantor Subsidiary under its Obligations Guarantee, Holdings and the Borrower shall indemnify such Guarantor Subsidiary for the full amount of such payment and such Guarantor Subsidiary shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any Collateral provided by any Guarantor Subsidiary shall be sold pursuant to any Collateral Document to satisfy in whole or in part any Obligations, Holdings and the Borrower shall indemnify such Guarantor Subsidiary in an amount equal to the fair market value of the assets so sold.
(a) The Guarantor Subsidiaries desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7 and under the Collateral Documents. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary under its Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date (such Guarantor Subsidiary being referred to as a “Claiming Guarantor”) and Holdings and the Borrower do not indemnify the Claiming Guarantor in accordance with Section 7.2(a), such Claiming Guarantor shall be entitled to a contribution from each other Guarantor Subsidiary (a “Contributing Guarantor”) in an amount sufficient to cause each Guarantor Subsidiary’s Aggregate Payments to equal its Fair Share as of such date (and for all purposes of this Section 7.2(b), any sale or other dispositions of Collateral of a Guarantor Subsidiary pursuant to an exercise of remedies under any Collateral Document shall be deemed to be a payment by such Guarantor Subsidiary under its Obligations Guarantee in an amount equal to the fair market value of such Collateral, less any amount of the proceeds of such sale or other dispositions returned to such Guarantor Subsidiary). “Fair Share” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor Subsidiary to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantor Subsidiaries multiplied by (b) the aggregate amount paid or distributed on or before such date by all Claiming Guarantors under their Obligations Guarantees. “Fair Share Contribution Amount” means, with respect to any Guarantor Subsidiary as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor Subsidiary under its Obligations Guarantee that would not render its obligations thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor Subsidiary for purposes of this Section 7.2(b), any assets or liabilities of such Guarantor Subsidiary arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor Subsidiary. “Aggregate Payments” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor Subsidiary in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2(b)), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor Subsidiary from Holdings and the Borrower pursuant to Section 7.2(a) or the other Guarantor Subsidiaries pursuant to this Section 7.2(b). The amounts payable under this Section 7.2(b) shall be determined as of the date on which the related payment or distribution is made by the applicable Claiming Guarantor. The allocation among Guarantor Subsidiaries of their obligations as set forth in this Section 7.2(b) shall not be construed in any way to limit the liability of any Guarantor Subsidiary hereunder or under any Collateral Document.
1.3. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a) its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;
(b) the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;
(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other guarantor or any other Person and whether or not the Borrower, any such other guarantor or any other Person is joined in any such action or actions;
(d) payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid (and, without limiting the generality of the foregoing, if the

Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations);
(e) any Secured Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the Obligations Guarantees or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this Section 7, at any time and from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guarantees of the Obligations and take and hold security for the payment of the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guarantees of the Obligations or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or with the applicable Hedge Agreement and any applicable security agreement, including foreclosure or other realization on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and
(f) the Obligations Guarantees and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in Cash of the Obligations): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of any Credit Document, any Hedge Agreement or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any Hedge Agreement under which any Obligations arose or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of obligations other than the Obligations, even though any Secured Party could have elected to apply such payment to all or any part of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings and the Borrower or any Subsidiary and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower or any other Person may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.
1.4. Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations; (e) (1) any principles or provisions of any law that are or might be in conflict with the terms hereof or any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents, any Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Credit Party and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
1.5. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnity that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, including any such right of indemnity under Section 7.2(a), (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or for the benefit of any Secured Party. In addition, until the Obligations shall have been indefeasibly paid in full in

Cash and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution under Section 7.2(b). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnity and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnity such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Credit Party, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnity or contribution rights at any time when all Obligations shall not have been indefeasibly paid in full in Cash and all Commitments not having terminated, such amount shall be held in trust for the Administrative Agent, for the benefit of the Secured Parties, and shall forthwith be paid over to the Administrative Agent, for the benefit of Secured Parties, to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.
1.6. Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect until all of the Obligations (excluding contingent obligations as to which no claim has been made) shall have been paid in full in Cash and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.
1.7. Authority of the Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or any Related Party acting or purporting to act on behalf of any such Person.
1.8. Financial Condition of the Credit Parties. Any Credit Extension may be made or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Holdings, the Borrower or any Subsidiary at the time of any such grant or continuation or at the time such other Obligations are incurred, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Holdings, the Borrower or any Subsidiary. Each Guarantor has adequate means to obtain information from Holdings, the Borrower and the Subsidiaries on a continuing basis concerning the financial condition of Holdings, the Borrower and the Subsidiaries and their ability to perform the Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Holdings, the Borrower and the Subsidiaries and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of Holdings, the Borrower or any Subsidiary now or hereafter known by any Secured Party.
1.9. Bankruptcy, Etc. (a) The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(a) Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in Section 7.9(a) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Secured Parties that the Obligations that are guaranteed by Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order that may relieve Holdings, the Borrower or any other Subsidiary of any portion of any Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay to the Administrative Agent, for the benefit of the Secured Parties, or allow the claim of any Secured Party or of the Administrative Agent, for the benefit of the Secured Parties, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
In the event that all or any portion of the Obligations are paid by Holdings, the Borrower or any other Subsidiary, the obligations of the Guarantors under this Section 7 shall continue and remain in full force and effect or be reinstated, as the case may be (notwithstanding any prior release of any Obligations Guarantee), in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations for all purposes hereunder.
SECTION 8. EVENTS OF DEFAULT
1.1. Events of Default. If any one or more of the following conditions or events shall occur:
(a) Failure to Make Payments When Due. Failure by the Borrower (i) to pay, when due, any principal of any Loan whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) to pay, within three (3) Business Days after the date due, any interest or fee of any Loan, or any other amounts due hereunder or due and payable pursuant to the DIP Orders;
(b) Default in Other Agreements. (i) Failure by the Borrower or any Subsidiary, after the expiration of any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise) in respect of any Material Indebtedness, or (ii) any condition or event shall occur that results in any Material Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity or, in the case of any Hedge Agreement, being terminated, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, with or without the giving of notice but only after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that notwithstanding the foregoing, this clause (b) shall not apply to any Prepetition Indebtedness that is stayed;
(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Sections 5.1(f)(i), 5.2(a) (with respect to the existence of Holdings and the Borrower only), 5.7, 5.18, 5.20 or 6;
(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any

Credit Document or in any report, certificate or statement at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document shall be incorrect, in the case of any representation or warranty qualified or modified as to materiality in the text thereof, in any respect, and otherwise, in any material respect, in each case as of the date made or deemed made;
(e) Other Defaults under Credit Documents. Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 8.1, and such failure shall not have been remedied within 10 days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such failure;
(f) ABL DIP Credit Agreement. Occurrence and continuance of an “event of default” under and as defined in the ABL DIP Credit Agreement.
(g) [Reserved];
(h) Judgments and Attachments. One or more final judgments for the payment of money in an aggregate amount of $5,000,000 or more (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Borrower, any Subsidiary, which, in the case of the Debtors only, arose after the Petition Date or is unstayed, or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(i) Employee Benefit Plans. There shall occur one or more ERISA Events that individually or in the aggregate have resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or the institution of any steps by the Borrower or any Subsidiary or any applicable regulatory authority to terminate a Canadian Pension Plan if, as a result of such termination, the Borrower or any Subsidiary may be required to make an additional contribution to such Canadian Pension Plan that would be reasonably expected to have a Material Adverse Effect;
(j) Change of Control. A Change of Control shall occur; or
(k) Obligations Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document or the DIP Orders shall cease to be, or shall be asserted by any Credit Party not to be, a valid and (to the extent required by the Credit Documents) perfected Lien on any material Collateral, with the priority required by the Credit Documents, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Credit Documents, (ii) the release thereof as provided in Section 9.8(e) or (iii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Documents or, in the case of Collateral consisting of real property, to the extent covered by the title insurance policy applicable to such real property required pursuant to the Collateral and Guarantee Requirement to the extent the insurer has not denied coverage under such title insurance policy; or the DIP Orders, this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit

Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;
(l) Ancillary Insolvency Proceedings. Commencement of ancillary insolvency proceedings in applicable foreign jurisdictions with respect to any Debtor and the entry of applicable recognition, administrative, and substantive orders by the applicable court, in each case without prior consent of the Requisite Lenders or on terms not reasonably satisfactory to the Requisite Lenders; provided, that no Event of Default shall occur under this Section 8.1(l) if such proceeding would not reasonably be expected to have a Material Adverse Effect or cause a material delay of the Cases;
(m) Credit Agreements. Actual or asserted (by any Credit Party) invalidity or impairment of any Credit Document (including the failure of any Liens purported to be created by any Collateral Document or the DIP Orders on any material portion of the Collateral to remain perfected);
(n) there occurs any of the following:
(i) the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by any Credit Party (or any Subsidiary thereof) of a motion or other pleading seeking entry of such an order;
(ii) a trustee under chapter 11 of the Bankruptcy Code is appointed in any of the Cases, any Credit Party (or any Subsidiary thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment;
(iii) the entry of an order or the filing by any Credit Party (or any Subsidiary thereof) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim DIP Order or the Final DIP Order, in each case without the prior written consent of the Requisite Lenders and the Administrative Agent, to the extent that such document implicates the rights and obligations of the Administrative Agent, or the Interim DIP Order or Final DIP Order shall cease to be in full force and effect;
(iv) a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code), or any similar person is appointed or elected in any of the Cases, any Credit Party (or any Subsidiary thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment;
(v) the entry of an order in any of the Cases denying or terminating use of Cash Collateral by the Credit Parties or imposing any additional conditions thereon;
(vi) the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any material assets of the Credit Parties having an aggregate value in excess of $1,000,000 or make or to permit other actions that would have a Material Adverse Effect on the Debtors and their estates (taken as a whole);
(vii) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (vi) above;

(viii) the entry of an order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders;
(ix) the Credit Parties or any of their Subsidiaries, or any person claiming by or through the Credit Parties or any of their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the lenders under the Prepetition Term Loan Facilities, the Prepetition Term Loan Agent, the Agent, the Lenders or their respective rights and remedies under or related to the DIP Facility or the Prepetition Term Loan Facilities in any of the Cases or inconsistent with the Credit Documents;
(x) without the prior written consent of the Requisite Lenders, the entry of an order in any of the Cases seeking authority to use cash collateral or to obtain financing under Section 364 of the Bankruptcy Code;
(xi) without the prior written consent of the Requisite Lenders, the entry of an order in any of the Cases granting adequate protection to any other person other than as set forth in the DIP Orders;
(xii) the filing of a plan of reorganization or disclosure statement attendant thereto that is not an Acceptable Plan of Reorganization;
(xiii) the entry of an order in any of the Cases granting, other than in respect of the DIP Facility, the ABL DIP Facility, if applicable, or as otherwise permitted under the applicable Credit Documents, including the Carve Out, any claim entitled to superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Agent and the Lenders or secured by Liens senior to or pari passu with the Liens under the Prepetition Secured Indebtedness or the Liens securing the DIP Facility, other than as contemplated in the Liens Priority Chart;
(xiv) any of the Credit Parties or any of their Subsidiaries shall seek, support (including by filing a pleading in support thereof), or fail to contest in good faith any of the matters set forth in clauses (i) through (xiii) above;
(o) the making of any Prepetition Payments other than (i) as permitted by and in accordance with the terms of the Interim DIP Order or the Final DIP Order and (ii) as set forth under the Approved Budget, as applicable;
(p) the Credit Parties or any of their Subsidiaries shall fail to comply with the terms of the Interim DIP Order or the Final DIP Order or any “Event of Default” thereunder shall have occurred and be continuing;
(q) The Borrower shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Credit Parties (unless such sale would result in the repayment in full in cash of all obligations under the Prepetition Term Loan Facilities and DIP Facility upon consummation thereof, except as otherwise agreed to by the Requisite Lenders);
(r) The Bankruptcy Court shall enter an order denying, terminating or shortening the Debtors’ exclusive plan filing and plan solicitation periods under Section 1121 of the Bankruptcy Code or unless such order was entered as a result of a request by, or received support from the Requisite Lenders and the Required Consenting Stakeholders (as defined in the Restructuring Support Agreement); and
(s) the occurrence of a “Termination Date” under the Restructuring Support Agreement.
THEN, subject to the following paragraph, (i) [reserved] (ii) upon (A) the occurrence and during the continuance of any Event of Default and (B) notice to the Borrower by the Administrative Agent provided at the request of (or with the consent of) the Requisite Lenders, (1) the Commitments shall immediately terminate, (2) the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party, and (3) the Administrative Agent, at the direction of the Requisite Lenders, may cause the Collateral Agent to enforce any and all Liens created pursuant to the Collateral Documents and the DIP Orders.
Without further notice, application or order of the Bankruptcy Court, and unless otherwise ordered by the Bankruptcy Court, upon the occurrence and during the continuance of an Event of Default, and after providing not less than five (5) business days’ advance written notice thereof (the “Notice Period”), which notice may be by electronic mail (the “Enforcement Notice”), to counsel to the Debtors, the U.S. Trustee, and counsel to the Committee, the Administrative Agent (at the direction of the Requisite Lenders) for the benefit of itself and the Lenders subject in all respects to the DIP ABL Intercreditor Agreement and the priorities set forth in the Lien Priority Chart, shall be entitled to take any action and exercise all rights and remedies provided to them by the Interim Order, the Final Order, this Agreement or the Credit Documents, or applicable law as the Administrative Agent (at the direction of the Requisite Lenders) may deem appropriate in their sole discretion to, among other things, proceed against and realize upon the Collateral or any other assets or properties of the Debtors’ Estates upon which the Administrative Agent, for the benefit of itself and the Lenders has been or may hereafter be granted liens or security interests to obtain the payment in full of the Obligations in accordance with the DIP ABL Intercreditor Agreement and the Lien Priority Chart.
Notwithstanding anything to the contrary herein, the enforcement of Liens or remedies with respect to the Collateral and the exercise of all other remedies provided for in this Agreement and the other Credit Documents, shall be subject to the provisions of the Interim DIP Order (and, when entered, the Final DIP Order).

SECTION 9. AGENTS
1.1. Appointment of Agents. UMB is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes UMB to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9, other than Sections 9.7 and 9.8(e), are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary.
1.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such actions and to exercise such powers, rights and remedies hereunder and under the other

Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Document except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
1.3. General Immunity. (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or any other Secured Party for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) the creation, perfection, maintenance, preservation, continuation or priority of any Lien or security interest created, purported to be created or required under any Credit Document; (iii) the value or the sufficiency of any Collateral; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Lender or other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) any representations, warranties, recitals or statements made herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Borrower or any Lender) or to make any disclosures with respect to the foregoing. Without limiting the generality of the preceding sentence, notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by any Lender as a result of, confirmations of the amount of outstanding Loans, or the terms and conditions of the DIP ABL Intercreditor Agreement or any amendment, supplement or other modification thereof. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

(a) Exculpatory Provisions. Neither any Agent nor any of its Related Parties shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders and upon receipt of such instructions from the Requisite Lenders, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for Holdings, the Borrower and the Subsidiaries), accountants, insurance consultants and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any of the foregoing documents; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders. In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume the satisfaction of such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender reasonably in advance of such Credit Extension.
(b) Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 9.3 and in Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 9.3 and Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, any Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
(c) [Reserved].
1.4. Agents Entitled to Act in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with the Borrower or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Borrower and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders. Each Agent and its Affiliates, when acting under any agreement in respect of any such activity or under any related agreements, will be acting for its own account as principal and will be under no obligation or duty as a result of such Agent’s role in connection with the credit facility provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).
1.5. Lenders’ Representations, Warranties and Acknowledgments. (a) Each Lender represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of the Borrower and the Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent or any of its Related Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.
(a) Each Lender, by delivering its signature page to this Agreement and an Assignment Agreement, and by funding its DIP First Funding Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date.
(b) [Reserved].
(c) [Reserved].
1.6. Right to Indemnity. Each Lender, in proportion to its applicable Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees, expenses and other charges of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or any other documents contemplated by or referred to therein or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).
1.7. Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 9.7, the Administrative Agent may resign at any time upon 30 days, advance written notice to the Borrower and the Lenders from its capacity as such. Any resignation of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, subject to the consent of the Borrower (other than during the existence of an Event of Default under Section 8.1(a)), which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned, to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor (subject to the consent of the Borrower (other than during the existence of an Event of Default under Section 8.1(a)), which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned). Upon the acceptance of its appointment as Administrative Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s and Collateral Agent’s resignation from its capacity as such, the provisions of this Section 9 and of Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (a) above.
1.8. Collateral Documents and Obligations Guarantee. (a) Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, on behalf of such Secured Party, any Collateral Documents that the Administrative Agent or the Collateral Agent is directed by the Requisite Lenders to execute and deliver in connection with the satisfaction of the Collateral and Guarantee Requirement (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Secured Party).
(a) Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of setoff rights of any Lender or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code or other applicable law), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code or other applicable law) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.
(b) Credit Bidding.
(i) Each of the Lenders hereby irrevocably authorizes the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Requisite Lenders: (A) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof or other applicable law; (B) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof or other applicable law; (C) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC; (D) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or (E) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party (it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (B), (C) or (D) without its prior written consent).
(ii) Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (B), (C) or (D) of the preceding clause (i), the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.
(iii) With respect to any contingent or unliquidated claim that is an Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.
(iv) Each Secured Party whose Obligations are credit bid under clause (B), (C) or (D) of the preceding clause (i) is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (A) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (B) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.
(v) The foregoing clauses (i) through (iv) shall be subject to the DIP Orders.

(c) [Reserved].
(d) Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary herein or in any other Credit Document:
(i) When all Obligations (excluding contingent obligations as to which no claim has been made) have been paid in full and all Commitments have terminated, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations Guarantees provided for in any Credit Document.
(ii) [Reserved].
(iii) Each Secured Party hereby authorizes the Collateral Agent to subordinate, at the request of the Borrower, any Lien on any property granted to or held by the Collateral Agent under any Collateral Document solely as contemplated by the DIP Orders.
(iv) In connection with any termination, release or subordination pursuant to this Section 9.8(e), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 9.8(e) shall be without recourse to or representation or warranty by the Administrative Agent or the Collateral Agent.
(e) Additional Exculpatory Provisions. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.
(f) Acceptance of Benefits. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Obligations Guarantees, to have agreed to the provisions of this Section 9 (including the authorization and the grant of the power of attorney pursuant to Section 9.8(a)), Section 10.24 and all the other provisions of this Agreement relating to Collateral, any Obligations Guarantee or any Collateral Document and to have agreed to be bound by the Credit Documents as a Secured Party thereunder. It is understood and agreed that the benefits of the Collateral and the Obligations Guarantee to any Secured Party are made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.
1.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
1.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Credit Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent, the Collateral Agent and any other Secured Party (including any claim under Sections 2.8, 2.10, 2.16, 2.18, 2.19, 2.20, 10.2 and 10.3) allowed in such judicial proceeding; and
(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties under the Credit Documents (including under Sections 10.2 and 10.3). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders or other Secured Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.
1.11. ERISA Representation.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans or the Commitments,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective in-vestment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:
(i) none of the Administrative Agent, the Collateral Agent, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Collateral Agent under this Agreement, any Credit Document or any documents related hereto or thereto),
(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(c) no fee or other compensation is being paid directly to the Administrative Agent, the Collateral Agent or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
1.12. Erroneous Payments.
(a) If the Administrative Agent (x) notifies a Lender, Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates)

with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Secured Party or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii) such Lender or Secured Party shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.
(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(i) Subject to Section 10.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g) Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
1.13. Certain Bankruptcy Matters. The Secured Parties hereby irrevocably authorize each Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) any Agent (whether by judicial action or otherwise) in accordance with any applicable law; provided, that the Obligations of any regulated Lender may not be credit bid if such regulated Lender cannot comply with such applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase); provided, that none of the Secured Parties shall be allowed to credit bid any of the Obligations independently and all such credit bids shall have to be submitted through, and administered by, an Agent (at the direction of the Requisite Lenders), as set forth herein. In connection with any such bid (i) each Agent (or its designee) shall be authorized, at the direction of the Requisite Lenders, to (x) form one or more acquisition vehicles to make a bid and (y) adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by any Agent (or its designee) with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 10.5 of this Agreement), (ii) each of the Secured Parties’ ratable interests in the Obligations shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such purchase and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent (or its designee) may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 10. MISCELLANEOUS
1.1. Notices. (a) Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent or any Lender shall be given to such Person at its address as set forth on Schedule 10.1 or, in the case of any Lender, at such address as shall have been provided by such Lender to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or sent by facsimile (except for any notices or other communications given to the Administrative Agent or the Collateral Agent), courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (or, if not sent during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient) or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including its fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.
(a) Electronic Communications.
(i) Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
(ii) Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent or any of its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their Related Parties warrants as to the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform, and each of the Agents and their Related Parties expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or any of its Related Parties in connection with the Platform or the Approved Electronic Communications.
(iv) Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
(b) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or acting on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.
1.2. Expenses.
(a) If the Closing Date occurs, the Borrower and each other Guarantor agree to jointly and severally pay promptly all reasonable and documented out-of-pocket costs and expenses (including the fees and expenses of professional advisors) incurred by any Agent, the Lenders or any of their respective Affiliates in connection with (a) the preparation, negotiation, and execution of the Credit Documents, the Restructuring Support Agreement, the Acceptable Plan of Reorganization and all documents related to the foregoing; (b) the funding of the DIP First Funding Loans and the DIP Second Funding Loans; (c) the creation, perfection or protection of the Liens under the Credit Documents (including all search, filing, and recording fees); and (d) the on-going Cases as well as the administration of the Credit Documents (including the preparation, negotiation, and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto); provided that in the case of clauses (a), (b), (c) and (d) above, legal expenses shall be limited to the reasonable and documented attorneys’ fees, disbursements, and expenses of the Agent and the DIP Secured Party Advisors, and to the extent necessary, one firm to serve as local counsel for the applicable parties or groups in connection with Cases.
(b) The Borrower and each other Guarantor further agree to jointly and severally pay promptly all reasonable and documented out-of-pocket costs and expenses (including the fees and expenses of professional advisors) incurred by any Agent, the Lenders or any of their respective Affiliates in connection with (a) the enforcement of the Credit

Documents; (b) any refinancing or restructuring of the DIP Facility in the nature of a “work-out”; and (c) any legal proceeding relating to or arising out of the DIP Facility or the other transactions contemplated by the Credit Documents; provided that in each case, legal expenses shall be limited to the reasonable and documented attorneys’ fees and expenses of (i) one primary counsel to the Agent, (ii) one primary counsel to the Lenders taken as a whole (and additional conflict counsel for similarly situated Lenders as a group) and (iii) one local counsel for each relevant jurisdiction.
1.3. Indemnity. (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless, each Agent (and each sub-agent thereof), and each Lender and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or its Related Parties or (B) a material breach of the obligations of such Indemnitee (other than the Agent) or its Related Parties under the Credit Documents or (ii) arise out of any dispute solely among Indemnitees (other than (A) claims against any Agent (or any holder of any other title or role) in its capacity in fulfilling its role as such, and (B) claims arising out of any act or omission on the part of any Credit Party or any Affiliates of any Credit Party). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. All amounts due under this Section 10.3 shall be payable within 30 days after receipt by the Borrower of a written demand therefor, together with, in the case of any reimbursement of costs and expenses, after receipt of a summary statement therefor with any supporting documentation reasonably requested by the Borrower. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrower pursuant to this Section 10.3(a) to such Indemnitee for any loss, claim, damage, liability, fee or expense to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses or disbursements relating to or arising from any non-Tax action, judgement, suit or claim.
(a) The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of the following sentence (with “Borrower” being substituted for “Indemnitee” in each such clause) shall be deemed reasonable)), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable)), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act of the relevant Indemnitee.
(b) To the extent permitted by applicable law, (i) no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent, any Lender or any Related Party of any of the foregoing, and (ii) no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any Credit Party or any Related Party of any Credit Party, in each case, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing in this Section 10.3(c) shall diminish obligations of the Credit Parties under Section 10.2 or 10.3(a).
1.4. Set-Off. Subject to the DIP Orders, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
1.5. Amendments and Waivers. (a) Requisite Lenders’ Consent. None of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 10.5(b) and 10.5(d) and as otherwise provided in Sections 10.5(c), 10.5(e) and 10.5(f), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders.
(a) Affected Lenders’ Consent. In addition to any consent required pursuant to Section 10.5(a), without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit

Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:
(i) increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender); provided that Commitments of any Lender may be increased with the consent of such Lender and the Requisite Lenders to the extent each other Lender has been offered a reasonable bona fide opportunity to participate in such increase on the same terms;
(ii) extend the scheduled final maturity date of any Loan;
(iii) [reserved];
(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee (including any prepayment fee) payable hereunder, or waive or postpone the time for payment of any such interest or fee (including any prepayment fee);
(v) reduce the principal amount of any Loan;
(vi) waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(d) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));
(vii) waive, amend or modify the definition of the term “Requisite Lenders” or the term “Pro Rata Share” and the provisions of Section 2.17 in a manner that would by its terms alter the pro rata sharing of payments required thereby; provided that with the consent of the Requisite Lenders additional extensions of credit pursuant hereto may be included, in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and Loans are included on the Closing Date;
(viii) release all or substantially all the Collateral from the Liens of the Collateral Documents (or subordinate the Liens securing the DIP Facility with respect to a material part of the Collateral), or all or substantially all the Guarantors from the Obligations Guarantee (or limit liability of all or substantially all the Guarantors in respect of the Obligations Guarantee), in each case except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or other applicable law or any other sale or other disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be required for such release) (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of the Obligations Guarantee and (B) an amendment or other modification of Section 6.8 shall only require the consent of the Requisite Lenders); or

(ix) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness (other than pursuant to the DIP ABL Intercreditor Agreement or the DIP Orders) unless each adversely affected Lender has been offered a reasonable bona fide opportunity to fund or otherwise provide its pro rata share of the priming Indebtedness on the same terms;
provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected by any waiver, amendment or other modification, or any consent, described in the preceding clauses (vi), (vii) and (viii); provided further that, notwithstanding anything to the contrary herein, for the avoidance of doubt, (i) approval of the Initial Budget and Cash Flow Forecasts, (ii) waivers of Events of Default and (iii) modifications of any Milestones shall only require the consent of the Requisite Lenders.
(b) [Reserved].
(c) Additional Agent Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall waive, amend or otherwise modify the rights or obligations of any Agent without the prior written consent of such Agent.
(d) Class Amendments. Notwithstanding anything to the contrary in Section 10.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, any consent to any departure by any Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 10.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.
(e) Certain Permitted Amendments. Notwithstanding anything herein or in any other Credit Document to the contrary:
(i) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (i) to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature or (ii) to better implement the intentions of this Agreement, so long as (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment;
(ii) [Reserved];
(iii) [Reserved];
(iv) the Administrative Agent and the Collateral Agent may, without the consent of any Secured Party, (i) consent to a departure by any Credit Party from any covenant of such Credit Party set forth in this Agreement or any Collateral Document to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” or (ii) waive, amend or modify any provision in any Collateral Document, or consent to a departure by any Credit Party therefrom, to the extent the Administrative Agent or the Collateral Agent determines that such waiver, amendment, modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement; and
(v) this Agreement and the other Credit Documents may be amended in the manner provided in Sections 6.14, 10.24 and the definition of “Adjusted Term SOFR”.
Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to enter into any waiver, amendment or other modification of this Agreement and the other Credit Documents contemplated by this Section 10.5(f).
(f) Requisite Execution of Amendments, Etc. With the concurrence of any Lender, the Administrative Agent may, but shall have no obligation to, execute waivers, amendments, modifications or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
Notwithstanding anything to the contrary herein or in any other Credit Document, any amendments, consents, waivers and extensions permitted under this Section 10.5 may be effectuated via email.
1.6. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations under the Credit Documents, and no interest therein, may be assigned or delegated by any Credit Party (except, in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.8) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, no assignment may be made to any Person who has not expressly agreed to assume its Pro Rata Share of the commitments set forth in Section 2.25. Notwithstanding anything to the contrary herein, assignments to effectuate the reallocations set forth in Section 2.24 shall be permitted.
(a) Register. The Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall deem and treat the Persons recorded as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 10.6(d); provided that the

Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(b) Right to Assign. Subject to the Restructuring Support Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligations owing to it to:
(i) any Eligible Assignee of the type referred to in clause (a) or clause (c) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; or
(ii) any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee” upon (A) the giving of notice to the Borrower and the Administrative Agent and (B) (1) the Borrower, provided that the consent of the Borrower to any assignment (x) shall not be required if an Event of Default under Section 8.1(a) shall have occurred and is continuing and (y) shall be deemed to have been granted unless the Borrower shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (2) the Administrative Agent;
provided that:
(A) in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than $250,000 (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or such lesser amount as shall be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the applicable Class of the assigning Lender; and
(B) each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of its Commitment or of the Loans owing to it, as the case may be, of any other Class.

(c) Mechanics. Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment to effectuate the reallocations set forth in Section 2.24 or (ii) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).
(d) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Borrower or any Affiliate of the Borrower. It is understood and agreed that the Administrative Agent and each assignor Lender shall be entitled to rely, and shall incur no liability for relying, upon the representations and warranties of an assignee set forth in this Section 10.6(e) and in the applicable Assignment Agreement.
(e) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” (but not, if applicable, in any other capacity hereunder) on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8, and provided further that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (iii) the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes (if any) to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(f) Participations.
(i) Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments or Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other rights and obligations under any Credit Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as required pursuant to other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all the Lenders.
(iii) The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that such participant (x) agrees to be subject to the provisions of Sections 2.21 and 2.23 as if it were an assignee under Section 10.6(c) and (y) such participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 with respect to any participation than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.17 as though it were a Lender.
(g) Certain Other Assignments and Pledges. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank or other central banking authority as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank or other central banking authority; provided that (i) no such assignment, pledge or grant shall be made in favor of any Disqualified Institution, (ii) no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and (iii) in no event shall the applicable Federal Reserve Bank, other central banking authority, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(h) [Reserved].
(i) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement to any Disqualified Institution. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.18(c), 2.19 and 2.20) and no SPC shall be entitled to any greater amount under Sections 2.18(c), 2.19 and 2.20 or any other provision of this Agreement or any other Credit Document than the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.18(c), 2.19 and 2.20 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, and except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Credit Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under applicable law; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 10.6, any SPC may (1) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.
(j) [Reserved].

1.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
1.8. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18(c), 2.19, 2.20, 9, 10.2, 10.3 and 10.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
1.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents or the Lenders hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.
1.10. Marshalling; Payments Set Aside. None of the Agents or the Lenders shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent or any Lender (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent or any Lender), or any Agent or any Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
1.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
1.12. Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
1.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
1.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “ACQUIRED COMPANY MATERIAL ADVERSE EFFECT” AND THE DETERMINATION OF WHETHER AN ACQUIRED COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE DETERMINATION OF WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT AND (C) THE DETERMINATION OF THE ACCURACY OF ANY ACQUIRED BUSINESS REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF MERGER SUB (OR ITS APPLICABLE AFFILIATES) HAS THE RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE MERGER AGREEMENT OR TO DECLINE TO CONSUMMATE THE MERGER, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
1.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (SUBJECT TO CLAUSE (E) BELOW); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY

SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE CREDIT PARTIES AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR, IN THE CASE OF THE AGENTS, TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR ANY EXERCISE OF REMEDIES IN RESPECT OF COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.
1.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
1.17. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders (and each Lender agrees to cause its SPC, if any) shall hold all Confidential Information (as defined below) obtained by it in accordance with its customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent and the Collateral Agent may disclose Confidential Information to the Lenders and that the Administrative Agent, the Collateral Agent and each Lender may disclose Confidential Information (a) to its Affiliates and to its and their respective Related Parties, independent auditors and other advisors, experts or agents who need to know such Confidential Information and have been advised of the confidential nature of such information (and to other Persons authorized by it to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section

10.17), (b) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the advisors thereto) to any swap or derivative transaction relating to the Borrower, its Affiliates or its or their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17 or otherwise reasonably acceptable to the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to the confidentiality terms set forth in the Confidential Information Memorandum or other marketing materials relating to the credit facility governed by this Agreement); (c) to any rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Credit Parties received by it from the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, (d) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedies hereunder or under any other Credit Document, (f) in customary “tombstone” or similar advertisements, (g) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or commission, or otherwise as required by applicable law or compulsory legal process (in which case the Administrative Agent, the Collateral Agent or such Lender, as the case may be, agrees to inform the Borrower promptly thereof to the extent not prohibited by applicable law), (h) upon the request or demand of any Governmental Authority or any regulatory or quasi-regulatory authority (including any self-regulatory organization) purporting to have jurisdiction over the Administrative Agent, the Collateral Agent or such Lender, as the case may be, or any of their respective Affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, agrees to inform the Borrower promptly thereof to the extent not prohibited by applicable law), (i) received by it on a non-confidential basis from a source (other than the Borrower or its Affiliates or Related Parties) not known by it to be prohibited from disclosing such information to such persons by a legal, contractual or fiduciary obligation, (j) to the extent that such information was already in possession of the Administrative Agent, the Collateral Agent or such Lender, as the case may be, or any of its Affiliates or is independently developed by it or any of its Affiliates and (k) with the consent of the Borrower. For purposes of the foregoing, “Confidential Information” means, with respect to the Administrative Agent, the Collateral Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of Holdings, the Borrower and the Subsidiaries obtained by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, under the terms of this Agreement and identified as confidential by the Borrower. In addition, the Administrative Agent, the Collateral Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement on a confidential basis to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on any Agent, such parties may disclose Information as provided in this Section 10.17. Notwithstanding the foregoing, no such information shall be disclosed to any Person that constitutes a Disqualified Institution at the time of such disclosure without the Borrower’s prior written consent.
1.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
1.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.
1.20. Effectiveness; Entire Agreement. Subject to Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter, engagement letter or fee letter between or among any Credit Parties and any Agent or any Affiliate of any of the foregoing that by the terms of such documents are stated to survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect), and the Agents and their respective Related Parties are hereby released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.
1.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable “know-your-customer” and anti-money laundering rules and regulations, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other applicable “know-your-customer” and anti-money laundering rules and regulations.
1.22. Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
1.23. No Fiduciary Duty. Each Agent each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equityholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not assert, and hereby waives to the maximum extent permitted by applicable law, any claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with any such transaction or the process leading thereto.
1.24. [Reserved].
1.25. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
1.26. Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and
(b) As used in this Section 10.26, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
1.27. Interest Rate Limitation. Notwithstanding anything in this Agreement to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.27 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
1.28. Orders Control. TO THE EXTENT THAT ANY SPECIFIC PROVISION HEREOF IS INCONSISTENT WITH ANY OF THE DIP ORDERS, THE INTERIM DIP ORDER OR FINAL DIP ORDER (AS APPLICABLE) SHALL CONTROL.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

QUALTEK LLC, as Borrower
By:	/s/ Matthew McColgan
Name: Matthew McColgan
Title: Chief Financial Officer
QUALTEK BUYER, LLC, as Guarantor
By:	/s/ Matthew McColgan
Name: Matthew McColgan
Title: Chief Financial Officer

QUALTEK MIDCO, LLC
QUALTEK MANAGEMENT, LLC
QUALTEK WIRELINE LLC
QUALSAT, LLC
ADVANTEK ELECTRICAL CONSTRUCTION, LLC
QUALTEK WIRELESS LLC
SITE SAFE, LLC
NX UTILITIES ULC
QUALTEK RECOVERY LOGISTICS LLC
QUALTEK FULFILLMENT LLC
QUALTEK RENEWABLES LLC
CONCURRENT GROUP LLC
URBAN CABLE TECHNOLOGY LLC
QUALTEK SERVICES, INC.
QUALTEK HOLDCO, LLC
THE COVALENT GROUP LLC, each as a Guarantor

By:	/s/ Matthew McColgan
Name: Matthew McColgan
Title: Chief Financial Officer

[Signature Pages to the DIP Credit Agreement]

UMB BANK, N.A., as Administrative Agent and Collateral Agent
By:	/s/ Julius R. Zamora
Name: Julius R. Zamora Title: Vice President